SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                 FORM 10-KSB/A2

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     For the fiscal year ended:                        Commission File No.:
         June 30, 1997                                     000-28198

                             ----------------------

                   CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
        (Exact name of Small Business Issuer as specified in its charter)

            Delaware                                          13-3754366
     (State  or other  jurisdiction  of                     (I.R.S.  Employer
     incorporation or organization)                           I.D. Number)

           3452 Lake Lynda Drive
            Orlando, Florida                                  32817
     (Address of principal executive offices)               (Zip Code)

                                 (407) 207-5900
                 (Issuer's telephone number including area code)

                            -------------------------

       Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:

    Common Stock, Redeemable Class A Warrants and Redeemable Class B Warrants

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for past 90 days.

                        Yes   X      No
                            -----       -----

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.
                               -------

Issuer's revenues for the fiscal year ended June 30, 1997 were $1,429,008.

The aggregate market value of voting stock held by non-affiliates of registrant was $11,941,310 as of September 19, 1997, based on the average of the closing bid and closing ask price of the Common Stock on the Nasdaq SmallCap Market on such date, and assuming the conversion of all outstanding shares of Series A Convertible Preferred Stock held by non-affiliates of registrant into Common Stock.

As of September 19, 1997, the issuer had outstanding 5,539,745 shares of Common Stock, $.00025 par value.

                                Explanatory Note

Conversion Technologies International, Inc. (the "Company") hereby amends Items 1, 6 and 7 (footnotes only) of its Annual Report on Form 10-KSB, which was filed with the Securities and Exchange Commission (the "Commission") on September 29, 1997, and Items 9, 11 and 12 of its first amendment thereto, which was filed on October 28, 1997 by deleting the items included therein and replacing such items with the disclosure set forth herein.

                                     Part I

Item 1. Business

Overview

Conversion Technologies International, Inc. (the "Company") is engaged in the business of manufacturing, recycling and processing various substrates and advanced materials. These substrates and materials include (i) industrial abrasives which can be used for surface cleaning and surface preparation applications such as in cleaning steel structures, railcars, aircraft parts, and equipment in loose grain blasting operations; (ii) decorative particles that visually enhance structural materials such as plasters, tiles, grouts, wall systems and roofing and flooring; and (iii) performance aggregates which can be used as structural and textural enhancers, fillers and additives and to strengthen and add consistency to materials such as cements, plasters, grouts, roofing and flooring and glass and ceramic materials. The Company is also engaged in the business of recycling cathode ray tube ("CRT") glass produced in the manufacture of televisions for resale to such manufactures and others. Although substantially all of the Company's revenues to date have been derived from its CRT recycling operations, the Company intends to focus its efforts on its substrates and advanced materials products.


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


The Company's industrial abrasives and construction material substrates include ALUMAGLASS(R), an alumino-silicate glass produced in a patented process utilizing industrial waste streams and certain virgin materials, as well as other glass and fired ceramic materials produced utilizing the Company's manufacturing equipment. ALUMAGLASS was introduced in 1995, but has generated only minimal sales to date. Although the Company intends to continue to market ALUMAGLASS, the Company has shut-down the melter used to manufacture ALUMAGLASS at its Dunkirk, New York, facility and is currently satisfying limited orders through inventory of ALUMAGLASS. The Company does not intend to restart the melter in the foreseeable future. If warranted by market demand for ALUMAGLASS, the Company intends to pursue opportunities to license its ALUMAGLASS patents to third parties. The Company would then purchase the raw ALUMAGLASS particles from such manufacturers and process the material for resale to is customers. Although the Company is currently in discussions with one such potential licensee, there can be no assurance that such arrangements will be consummated on terms satisfactory to the Company, or at all, or that there will ever be significant sales of ALUMAGLASS.

The Company was incorporated in June 1993 for the purpose of acquiring its Dunkirk International Glass and Ceramics Corporation ("Dunkirk") subsidiary, and conducted no business activities prior to such acquisition. Dunkirk was acquired by the Company in August 1994 pursuant to a merger in which holders of the common stock of Dunkirk received Common Stock of the Company. Prior to such acquisition, Dunkirk was a development stage company, principally engaged in the construction of its manufacturing facilities and initial CRT glass recycling efforts. In June 1997, the Company purchased the remaining 50% interest in Advanced Particle Technologies, Inc. ("APT"), a corporation formed in October 1996 by the Company and a former joint venture partner for the purpose of applying color coatings to particles, as a result of which APT became a wholly-owned subsidiary of the Company.

The Company recently relocated its executive offices to 3452 Lake Lynda Drive, Suite 280, Orlando, Florida 32817. The Company's telephone number is (407) 207-5900.

This Form  10-KSB  contains  forward-looking  statements  within the  meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company's efforts to increase sales of its abrasives, manufacture and sell, on a commercial scale, its decorative particles and the possibility of outsourcing ALUMAGLASS production. Such forward-looking statements include risks and uncertainties, including, but not limited to: (i) the risk that the Company's marketing efforts with respect to its abrasives, decorative particles and other products will not result in increased sales and that the Company will continue to experience substantial losses from operations, (ii) the risk that the Company will require additional financing prior to achieving positive cash flow from operations and that it may not be able to obtain such financing on terms acceptable to the Company or at all, (iii) the risk that the redemption of the IDA Bonds or removal of non-productive assets from service will result in taxable income to the Company or otherwise create tax or tax-related obligations of the Company the result of which could reduce the Company's net operating loss carry-forwards and/or, depending on the amount of such taxable income, if any, result in the Company being required to satisfy such obligations out of its available cash, at a time when such obligations could exceed the Company's available cash, (iv) the risk that the Company will experience interruptions in its manufacturing operations which will delay shipments or result in lost business, (v) risks associated with retaining and attracting key personnel, (vi) the risk that the Company will lose key CRT customers prior to obtaining increased sales of its abrasives and other products, (vii) risks associated with being able to obtain requisite supplies of raw materials for its products, (viii) risks associated with its ability to protect its intellectual property and proprietary rights, (ix) risks associated with the failure to comply with applicable environmental laws and regulations and (x) the risk that the Company will not be able to continue to satisfy the minimum maintenance requirements for continued listing which were recently adopted by the Nasdaq SmallCap Market .

Certain Recent Events

Termination of Merger With Octagon

In November 1996, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Octagon, Inc. ("Octagon") pursuant to which a wholly-owned subsidiary of the Company would be merged with and into Octagon (the "Merger"), whereby Octagon would become a wholly-owned subsidiary of the Company. In July 1997, the Company and Octagon announced that they had mutually terminated the Merger Agreement. Pursuant to the terms of the Termination Agreement, Octagon agreed to provide certain support services to the Company on an interim basis and the Company agreed to forgive bridge loans in the approximate amount of $630,000 it made to Octagon in payment for certain services provided by Octagon to the Company prior to the termination of the Merger. The Company also hired certain employees of Octagon who had been hired by Octagon in anticipation of the Merger, including Jack D. Hays, Jr., the Company's Executive Vice President Operations and Marketing, and Richard H. Hughes, Vice President - Sales and Marketing. William L. Amt, Octagon's former President and Chief Executive Officer also joined the Company on August 1, 1997.

New Management

The Company has obtained new management. On August 1, 1997, William L. Amt, previously the President and Chief Executive Officer of Octagon, joined the Company as President and Chief Executive Officer. In July 1997, Jack D. Hays, Jr., and Richard H. Hughes, who had previously joined Octagon in anticipation of the closing of the Merger, became Executive Vice President Operations and Marketing and Vice President - Sales and Marketing, respectively, of the Company. With the exception of Robert Dejaiffe, who remains the Company's Vice President - Technology, the former executive officers of the Company, including Harvey Goldman, the Company's former Vice-Chairman, President and Chief Executive Officer, ceased to be employees of the Company in June 1997. Eckardt
C. Beck, who remains as the Company's Chairman of the Board, served as acting President and Chief Executive Officer of the Company from June 1997 until August 1, 1997.

Write-Down of Non-Productive Assets and Related Charges to Earnings

The Company has shutdown its melter and certain other equipment not currently being used by the Company. Accordingly, in the quarter ended June 30, 1997, the Company has recorded a $5,712,000 write-down in the value of such assets to reflect that such assets are no longer productive, which write down has resulted in a $5,712,000 charge to earnings for such quarter, increasing the Company's loss for such quarter by an equal amount.

Redemption of IDA Bonds

In 1995, the Company's subsidiary, Dunkirk, financed certain equipment purchases and manufacturing improvements through the issuance of $8,000,000 in Solid Waste Disposal Facility Bonds, Series 1995 (the "IDA Bonds"), by the County of Chatauqua Industrial Development Agency (the "Agency") pursuant to a Trust Indenture dated as of March 1, 1995 between the Agency and United States Trust Company of New York, as trustee. Pursuant to agreements among the parties, in September 1997, the IDA Bonds were redeemed in full in exchange for a cash payment of $1,620,000 and Dunkirk's forfeiture of its interest in a related debt service reserve fund (which had a then current balance of approximately $190,000).

Termination of VANGKOE Joint Venture

In June 1997, the Company terminated its joint venture with VANGKOE Industries, Inc. ("VANGKOE") by purchasing for nominal consideration VANGKOE's 50% interest in APT, located in St. Augustine, Florida. APT was organized by the Company and VANGKOE for the purpose of applying color coatings in a proprietary process to create decorative particles. Pursuant to the termination of such joint venture, APT became a wholly-owned subsidiary of the Company, APT purchased the proprietary color coating process used to manufacture the particles from VANGKOE for $135,000 (and a contingent payment of $30,000 based on certain milestones), and VANGKOE agreed to sell the particles in certain markets as APT's exclusive distributor. The Company recently commenced manufacturing such particles and the parties are in the process of creating inventory and conducting customer sampling and sales efforts. There can be no assurance, however, that the Company will be able to manufacture such particles consistently or that sales of such particles will occur.

Preferred Stock Financing

In August and September 1997, the Company raised aggregate gross proceeds of $4,145,000 in a private placement of Series A Convertible Preferred Stock (the "Preferred Stock"). An aggregate of 414,500 shares of Preferred Stock were issued. Each share of Preferred Stock is initially convertible into eight shares of Common Stock at a conversion price of $1.25 per share, subject to adjustment based on the lesser of $1.25 and the prevailing average market price of the Common Stock immediately preceding any subsequent closing, if any.

Repayment of Bridge Loan

In July and August 1997, the Company borrowed an aggregate of $500,000 (the "1997 Bridge Loan") for general working capital purposes from Aries Domestic Fund, L.P. and The Aries Trust (collectively, the "Aries Funds"). In connection with the 1997 Bridge Loan, the Company issued warrants to purchase 100,000 shares of Common Stock to the Aries Funds at an exercise price equal to $1 5/16. The 1997 Bridge Loan, together with 12% interest thereon, was repaid on September 8, 1997.

Other Changes to Indebtedness

Dunkirk is obligated with respect to $1,888,000 outstanding aggregate principal amount of equipment term notes issued in December 1994 and January 1995 to Key Bank of New York ("Key Bank"), which were guaranteed by the Empire State Development Corporation/Job Development Authority ("ESDC"). In July 1997, ESDC agreed to honor its guarantee of such loans and Key Bank and ESDC are in the process of assigning such loans from Key Bank to ESDC. ESDC has agreed to defer all interest and principal payments due under the loans through January 1, 1998 until the maturity date of the notes, with interest continuing to accrue on such deferred amounts payable at maturity. ESDC has also agreed to allow Dunkirk to reduce the principal amount of such loans by the amount of a debt service reserve fund (with a balance as of June 30, 1997 of approximately $449,190) that will be forfeited by Dunkirk.


Products
--------

Abrasives

The Company produces several products which can be used as industrial abrasives. These products currently include ALUMAGLASS, which has achieved only limited sales to date, and other glass and ceramic formulation materials, marketed as VISIGRIT(TM) and GREAT WHITE(TM). Such glass and ceramic products have only recently been produced by the Company in limited amounts. As loose grain abrasives, these products can be applied with blasting equipment for industrial cleaning and maintenance and manufacturing operations. Potential purchasers include military and defense agencies, entities engaged in the electronics, aerospace, automotive, glass products and construction industries and entities engaged in surface finishing, coating removal and maintenance of manufacturing and processing equipment, buildings, highways, bridges and commercial vehicles and vessels.

The Company has shut down the melter used to manufacture ALUMAGLASS and is currently satisfying limited orders through inventory of ALUMAGLASS. The Company does not currently intend to restart the melter. If market demand for ALUMAGLASS warrants further ALUMAGLASS production, the Company intends to pursue opportunities to license its ALUMAGLASS patents to third parties. The Company could then purchase the raw ALUMAGLASS particles from such manufacturers and process the material for resale to its customers. The Company expects this process to provide a lower cost of production.

Decorative Particles

The Company's facility in St. Augustine, Florida color coats various glass substrates to produce decorative particles. Decorative particles are widely used in the construction industry to visually enhance structural materials such as plasters, tiles, grouts, wall systems and roofing and flooring. Colored particles are also incorporated into countertops and cabinetry. The substrates currently being coated in St. Augustine are produced at the Company's Dunkirk, New York facility, however, locally sourced substrates, including ceramic or mined mineral substrates, will also be used. The Company believes that the proprietary color coating process it employs in St. Augustine yields a coating of superior visual quality and endurance compared to competing products and believes that there is a potential market for these products. There can be no assurance, however, that the Company will ever achieve significant sales of these products. The Company recently commenced commercial production of these products and has been working with VANGKOE to initiate customer sampling and testing in the swimming pool plaster market in the southeast, which will be the initial marketing focal point for these products.

Performance Aggregates

ALUMAGLASS and the Company's other glass and ceramic products, individually or in blended combinations, can also be used as structural or textural enhancers, fillers and additives. These products, which can be sized according to industry standards, can be used to strengthen and add consistency to materials such as cements, plasters, grouts, mortars, roofing and flooring and other glass and ceramic materials.

Recycled CRT Glass

The Company is also engaged in recycling CRT glass used in televisions. The Company's current CRT glass recycling customers include electronics manufacturers such as Techneglas, Inc. ("Techneglas"), Toshiba Display Devices, Inc. ("Toshiba") and Hitachi Electronic Devices, U.S.A., Inc. Thomson Consumer Electronics, Inc. ("Thomson"), which had been a significant CRT customer of the Company, ceased shipping CRT glass to, and purchasing recycled CRT glass from, the Company in March 1997.

In the Company's CRT recycling operations, waste CRT glass is shipped to the Company by its customers pursuant to agreements with the Company. The Company receives both funnel glass (the back of a television screen, which is relatively thin and tubular in shape) and panel glass (the front of a television screen, which is relatively thick and flat in shape). The funnel glass is cleaned, separated and sold back to the original manufacturers and others. The panel glass is cleaned, separated and sold as a raw material to the original manufacturers and others, used as a raw material by the Company in the production of abrasives or further processed for sale as an aggregate for construction materials.

Manufacturing and Recycling Processes

The Company utilizes the crushing, sizing and packaging equipment at its Dunkirk, New York facility to manufacture its abrasives, uncoated decorative particle substrates and performance aggregate products. The Company has identified several waste streams which it receives, including post-consumer bottle glass, waste ceramics and CRT panel glass, which can be used as a manufacturing raw material for these products. The Company identifies the chemical or other valuable properties of these materials and identifies third parties that can utilize the materials in their manufacturing or other operations. Then, depending on the customer's needs, the Company utilizes its equipment, principally its recycling lines and post-melting, abrasives finishing equipment, to sort, clean and/or grind and crush the material into the desired form. The material is then packaged and shipped to customers.

The Company's St. Augustine, Florida, facility is utilized to color-coat and package particles for pool plasters and other construction materials. The proprietary manufacturing process consists of applying various pigments and other coating materials at the St. Augustine facility to particles produced at the Company's Dunkirk, New York facility in a thermodynamic process. The material is then bagged on-site in St. Augustine and shipped to customers.

The Company recycles CRT glass through two processing lines. The process involves extracting pieces of CRT glass of less than a specified size, separating panel glass from funnel glass on a primary processing line, cleaning and removing coatings on the glass and batching the funnel glass and panel glass for resale back to customers. This process is repeated for CRT glass fragments too small for the primary line by identical processing through a second line designed to handle smaller pieces of glass. Generally, CRT glass fragments received by the Company of approximately one inch or less in diameter have not been recycled by the Company due to limitations of its technology. Although the Company has recently initiated a process to recycle this material, there can be no assurance the Company will in fact sell such material on a profitable basis or at all. In the event the Company is unable to sell such glass, it believes it can dispose of such glass by smelting at prevailing rates.


Research and Development
------------------------

The Company's research and development efforts have been conducted principally through the Company's internal staff and the Center for Advanced Ceramic Technology ("CACT") at Alfred University. The Company currently employs one individual principally devoted to research and development, and maintains an on-site laboratory at its Dunkirk facility where various analyses, tests and other research and development activities are conducted. CACT is the Company's primary outside research and development partner, and works on various matters from time to time as requested by the Company.

Although the Company's research and development activities are presently limited, the Company plans to continue to engage in research and development activities from time to time. It is anticipated that such efforts will be focused in the near term on ALUMAGLASS licensing possibilities and expanding color coating offerings for its decorative particles.

Markets for Products and Services
---------------------------------

Abrasives

A variety of media and methodologies have traditionally been used as industrial abrasives. In particular, sand used in blasting applications and chemical solvents have held a significant share of the market. In recent years, however, increased regulations relating to the environment and worker health and safety have resulted in a dramatic decline in the use of sand, which is known to contribute to the lung disease silicosis. In addition, given the greater demand for reclaimable abrasives, which reduce the amount of spent abrasive material subject to landfill and potential environmental liability, the Company believes that non-reclaimable abrasives, such as sand and metal slags, are competitively disadvantaged. Chemical solvents have also decreased in use with respect to many applications due to such regulatory changes, particularly regulations which have resulted in increased disposal costs. Products such as ALUMAGLASS, glass beads and mineral, metallic and plastic abrasives are affected to a lesser extent by such regulations due to the nature of their composition and the fact that they are reclaimable for multiple uses and have a lower quantity for disposal. ALUMAGLASS, for example, contains no free silica, which causes silicosis, and, depending on the application, could potentially be recycled rather than disposed of after use. Other approaches such as high pressure water and dry ice blasting are also gaining acceptance.

Loose grain abrasives, typically applied with blasting equipment, are used in numerous industries throughout the world for equipment and facilities maintenance. Applications include cleaning, stripping and other surface treatment or surface preparation applications, such as industrial metal finishing, coating removal, structural steel and commercial vehicle cleaning, paint removal and the cleaning and preparation of surface substrates. Potential purchasers include utilities, military and defense agencies, entities engaged in the electronics, aerospace, automotive, glass products and construction industries and entities engaged in surface finishing, coating removal and the maintenance of manufacturing and process industries equipment and facilities, buildings, highways, bridges and commercial vehicles and vessels.

Decorative Particles

The Company believes that there is a large market for decorative particles, of which 3M holds a significant share. End users for decorative substrates or particles include ceramic tile manufacturers, producers of swimming pool plasters, decorative roofing and wall systems, pottery and porcelain producers and others.

The production of plasters, mortars, terrazzo, and ceramic tiles requires large quantities of fillers and expanders. Crushed marble, white sand, kaolin or similar low cost white calcium based material have traditionally been used as fillers and expanders. Because of the high cost of coloring agents, pigments and the process to coat substrates, it is not economical to color coat large volumes of these fillers. Instead, the construction industry adds into the filler small quantities of particles that have been previously color coated. The resulting mixture, when viewed over a large surface area and from a distance, will appear to have a consistent color or hue.

The Company believes that market acceptance of colored particles is largely a function of the brilliance and endurance of the color, which results from the level of translucence or reflectivity of the substrate. Because in most applications the coated surface of a particle is subject to erosion, colored substrates must have translucent properties to maintain their color characteristics with a translucent or clear particle, as the color is eroded from the exposed surface of the particle embedded in the mortar or plaster, the color on the back side of the particle will remain visible, thereby extending the life of the color system significantly. Traditionally quartz and high quality silica sands have been employed as substrates to produce translucent colored particles. The Company believes, however, that its glass formulation substrates provide superior translucence and clarity compared to these materials, and may have a lower cost of production. In addition, the Company believes that its proprietary coating process will produce a coating of superior endurance and visual appeal. There can be no assurance, however, that the Company will be able to successfully manufacture and sell its color coated substrates.

Performance Aggregates

The Company also believes that there is a large market for performance aggregates. Materials such as plasters, mortars, terrazzo, flooring tiles, and other ceramic or cement based mixtures require fillers, expanders or particulates that will add consistency or texture for functional purposes. If needed, the Company has the ability to size its aggregates within narrow specifications for specialty applications. Although the Company has only recently begun to explore the use of its various substrates for this market, the Company's ALUMAGLASS product has been purchased in limited quantities as an additive for non-slip epoxy flooring systems. The Company believes that its fired ceramic substrates will also have applicability in these markets, particularly as filler for tiles and plasters. The Company further believes that, since many of its substrates are produced from waste material, it may have production cost advantages over certain materials traditionally used in this market, such as mined substrates.

Recycled CRT Glass

The Company currently recycles waste CRT glass generated by television manufacturers located in the United States. The Company's potential sales revenue from such customers is therefore limited by the relatively few manufacturers located in the United States, the relatively low percentage of CRT glass which becomes waste prior to being incorporated into televisions, which such manufacturers continually strive to reduce further, and shipping costs associated with doing business with manufacturers located at significant distances from the Company. In addition, the Company has recently experienced increased competition with respect to CRT glass recycling services. Thomson, historically a significant CRT customer, ceased doing business with the Company in March 1997.

Dependence on Certain Customers

For the year ended June 30, 1997, two of the Company's CRT glass recycling customers, Techneglas and Thomson each accounted for more than 10% of the Company's revenues and, in the aggregate, accounted for approximately 61.2% of the Company's revenues. Thomson ceased shipping CRT glass to, and purchasing recycled CRT glass from, the Company as of March 1997. Although the Company has a limited number of customers for ALUMAGLASS and other materials, the Company is currently dependent on its CRT customers for substantially all of its revenues.

The Company sells its recycled glass to Techneglas pursuant to a Clean Cullet Sale Agreement (the "Cullet Agreement") and an open purchase order arrangement. The Cullet Agreement had an initial term of three years expiring August 1998 and automatically renews for additional one year terms unless either party gives the other written notice of termination at least 120 days prior to the end of any term. The Cullet Agreement includes provisions relating to specifications, delivery and acceptance of processed CRT glass. The Cullet Agreement also requires the Company to sell, and Techneglas to purchase, various amounts of the CRT glass processed by the Company. The Cullet Agreement also contains pricing and other customary terms. Techneglas has been purchasing substantially all of the CRT glass processed by the Company since the loss of Thomsen as a customer.

Sales and Marketing

To date, the Company's products have been marketed and distributed in the United States primarily through distributors and limited direct sales efforts by the Company and only limited sales have been achieved. N.T. Ruddock & Company, Fusco Abrasive Systems, Inc., Standard Sand & Silica Co. and Porter Warner Industries, Inc. are regional distributors of the Company's abrasives and are large-volume distributors of loose grain abrasives in the United States. The Company has also established relationships with distributors in the United Kingdom, Canada, Mexico, China and Israel. The Company's marketing strategies include, among others, telemarketing, direct mail and trade journal advertising, product sampling programs and customer support programs such as technical assistance programs and testing support.

To date, the Company's efforts through distributors have failed to generate significant sales of ALUMAGLASS. Accordingly, the Company plans to explore joint ventures and other corporate teaming efforts to increase outlets for its products, which may include product bundling or composite production. The
Company also intends to review and evaluate its distributor relationships and incentives as well as its direct sales initiatives. There can be no assurance, however, that such efforts will be successful.

In connection with the termination of the Company's joint venture with VANGKOE, the parties entered into a Distributor Agreement, pursuant to which VANGKOE will purchase the colored particles from APT and sell the particles to distributors and others. The Distributor Agreement provides that VANGKOE will be APT's exclusive distributor of colored particles for the swimming pool and other pool-related markets, and that VANGKOE will purchase colored particles for such markets exclusively from APT, subject to APT's ability to supply such particles. VANGKOE must meet certain sales targets to maintain its exclusivity as a distributor, although VANGKOE is under no obligation to meet such sales targets. VANGKOE has been released from its previous minimum purchase commitment of approximately $1.2 million of ALUMAGLASS and other materials. VANGKOE is a new company without significant assets or experience in marketing aggregates and, therefore, there can be no assurance that it will be successful in marketing the Company's products.

The Company currently has three individuals dedicated principally to sales and marketing and several others who support the sales and marketing effort on a regular basis.

Intellectual Property

The Company has been awarded two United States patents. The first patent was issued in December 1993 and relates to the Company's process for manufacturing abrasive particles from inorganic waste materials, including sludges from various industrial processes and waste water treatment, emission control dusts from high-temperature industrial processes, fly ash from incineration of industrial and residential wastes and certain other process-specific effluents. Examples of such inorganic wastes are spent pot liner from the aluminum industry, refractory wastes from smelting, melting or refining furnaces, various types of slags and precipitants related to metal recovery operations, foundry sands, glass wastes, including television and computer monitor CRT glass, and certain wastes from the manufacture of ceramic products. The second patent was issued in October 1995 and relates to the pre-melting batching process involved in the manufacture of the Company's abrasives. In addition, the Company has filed jointly with another party an application for a U.S. patent on the X-ray fluorescence technology that has been used in the Company's CRT glass recycling operations. The Company has three additional patent applications on file. One relates to ALUMAGLASS, one relates to the Company's potential glass bead product and one relates to the use of the Company's products as aggregates in construction materials. The Company's logo and ALUMAGLASS are registered trademarks.

Competition

The Company's products and services are subject to substantial competition. The Company's abrasives compete with product offerings of other companies, principally aluminum oxide, glass beads, plastic abrasives, garnet, steel grit, coal slag and, with respect to certain applications, sand or water blasting techniques. Many of the companies offering such products are large corporations with substantially greater financial resources than the Company. Large international competitors of manufactured metallic abrasives include:
Exolon-ESK, General Abrasives Triebacher, Inc., Washington Mills Electro Minerals Corp., Irvin Industries, Inc., Norton/St. Gobain and others. Various other manufacturers produce mined, plastic, glass bead and mineral abrasives, as well as high speed water jet spray abrasive systems. The Company's ability to effectively compete against these companies could be adversely affected by the ability of these competitors to offer their products at lower prices than the Company's products and to devote greater resources to the marketing and promotion of their products than are available to the Company.

The Company's decorative particles and performance aggregates will also face substantial competitive pressures. The Company believes that 3M has a significant share of the market for decorative particles. 3M has available to it financial, technical and other resources far superior to those of the Company. In addition, certain customers of other products may be unwilling to switch to the Company's particles due to factors such as personal preferences for a competitor's color selections, consistency with colors previously sold, performance concerns or satisfaction with its current products. The Company's performance aggregates will face similar competitive pressures from producers of mined minerals, aluminum oxide and others. These producers include 3M and Norton/St. Gobain, each with resources superior to those of the Company.

With respect to its industrial CRT glass recycling operations, the Company competes with several other companies who accept waste CRT glass for recycling or other purposes, each of which may deal with customers of the Company and satisfy their recycling, beneficial reuse or disposal needs. In addition, under certain conditions, CRT glass might also be disposed of by melting it to recapture the residuals. The Company has recently experienced increased competition from companies offering to take CRT glass from sources free of charge. In general, the Company has received revenue both when it receives and when it sells recycled CRT glass. There can be no assurance that the Company will be able to recycle CRT glass on a profitable basis if it is required to eliminate the fee it receives upon receipt of such glass from customers in order to maintain or attract additional sources of CRT glass. In addition, Thomson, a significant CRT recycling customer, ceased doing business with the Company in March 1997.

Environmental Matters

The federal environmental legislation and policies that the Company believes are applicable to its manufacturing operations include the Comprehensive Environmental Response, Compensation and Liability Act of 1978, as amended
("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act of 1970, as amended, the Federal Water Pollution control Act of 1976, as amended, the Superfund Amendments and Reauthorization Act ("SARA") and the Pollution Prevention Act of 1990. The Company is also subject to state air, water and solid and hazardous waste laws and regulations that affect its manufacturing operations.

To maximize market acceptance of the Company's manufacturing technology, the Company has chosen to focus its initial efforts on the development of recycling processes, materials and products which are most likely to qualify for exemptions or favorable regulatory treatment. For example, the Company uses materials that are not solid wastes and are not subject to RCRA permitting requirements (for example, reclaimed characteristically hazardous by-products or sludges). The Company handles secondary materials in a way to qualify such materials for exclusions under state or federal RCRA regulations (for example, use of materials as effective substitutes for other products in a manufacturing process), and the Company stores materials in an environmentally sound manner (for example, within the manufacturing building or on a concrete slab).

The New York State Department of Environmental Conservation ("NYSDEC") has been delegated authority to administer the RCRA program in New York, and has adopted regulations governing the treatment, storage and disposal of solid and hazardous wastes. NYSDEC regulations require the

Company to obtain regulatory exemptions and/or beneficial use determinations for each hazardous waste material it accepts for recycling purposes. Without these regulatory exemptions and/or beneficial use determinations, the Company would be required to obtain a State RCRA permit to operate its facility, and would become subject to onerous RCRA regulatory requirements.

CERCLA and subsequent amendments under SARA impose continuing liability upon generators of hazardous substances and owners and operators of facilities where hazardous waste is released or threatened to be released, as well as upon parties who arrange for the transportation of hazardous substances to such facilities. CERCLA effectively imposes strict, joint and several liability upon these parties. Accordingly, although the Company strives to operate its facilities in compliance with regulatory requirements, there can be no assurance that the Company will not incur liability as an owner or operator for releases of hazardous substances, or possibly as a hazardous waste generator.

Employees

At September 19, 1997, the Company had 38 full-time employees consisting of 30 employees in manufacturing, one employee in research and product applications development, three employees in sales and marketing and four employees in finance and administration. The Company also has one part-time employee. None of the Company's employees are subject to a collective bargaining agreement and the Company has not experienced any work stoppages.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

Since inception through June 30, 1997, the Company has sustained cumulative losses of approximately $30,034,000. Such amount includes (i) a one-time, non-cash charge to operations of approximately $6,232,000 relating to the write-off of research and development (in-process) technologies that had not reached technological feasibility and, in the opinion of management, had no alternative use, which were purchased in conjunction with the Company's acquisition of Dunkirk in 1994, (ii) approximately $2,528,000 expensed as process development costs related to research and development of the Company's CRT glass processing and ALUMAGLASS product lines, (iii) a non-cash charge to operations of approximately $5,712,000 relating to the write-off of non-productive fixed assets during the quarter ended June 30, 1997 and (iv) other expenses, net of revenue, of approximately $15,562,000. The Company will continue to incur losses until such time as revenues are sufficient to fund its continuing operations.

Although the Company has not yet achieved profitability, the Company has taken a number of recent steps in an effort to preserve cash, reduce its costs and increase revenues. In late fiscal 1997 and early fiscal 1998, the Company obtained a new management team that includes senior executives with significant experience in the engineering, construction and marketing fields. As discussed elsewhere, the Company's long-term debt has been reduced through the redemption, at a discount, of the IDA Bonds, reducing interest expense and cash required for principal repayments significantly and, with respect to the Key Bank loans, renegotiated debt to defer payments until maturity which defers the required cash outlays. Raw material costs will be reduced through the use of third party tollers and the application of lower cost alternative substrates. Investments in product development have been curtailed and investments in sales and marketing will be increased. Manufacturing and operating overheads have also been reduced through payroll reductions and savings associated with non-productive equipment and processes that have been shut-down, such as the Company's melter. The Company has begun to sell limited amounts of the decorative particles produced by its APT subsidiary and hopes to increase revenue from this product line. The Company will also strive to increase sales of other abrasives and aggregates as new marketing efforts are implemented. Although management believes these steps will allow the Company to continue as a going concern for at least 12 months, there can be no assurance that the foregoing steps will result in the Company ever achieving profitability.

The Company has continued to experience limited revenue and negative cash flow from operations. The Company had revenues of approximately $277,000 for the quarter ended June 30, 1997 and expects revenues to be approximately $300,000 for the quarter ending September 30, 1997. In general, revenues have been reduced from prior periods due to the loss of Thomson as a CRT customer in March 1997. The Company has recently begun to sell increased amounts of certain recycled glass and hopes to obtain modest increases in CRT revenue as a result. In addition, the Company has recently begun sales of limited amounts of decorative particles manufactured by its APT subsidiary. Although the Company plans to maintain its CRT recycling revenue, the Company will focus its efforts on sales of decorative particles, abrasives and other substrates. The Company anticipates that these efforts will result in increased revenue for the quarter ending December 31, 1997 as compared to the quarter ending September 30, 1997, however, there can be no assurance that such results will actually be achieved.

Since the Company has had limited revenue and has incurred significant losses which has resulted in a working capital deficiency and a stockholders' deficiency at June 30, 1997, the Report of Independent Auditors includes an explanatory paragraph indicating there is substantial doubt as to the Company's ability to continue as a going concern. See Report of Independent Auditors.

Results of Operations

Fiscal Year Ended June 30, 1997 Compared to Fiscal Year Ended June 30, 1996

Consolidated revenues for the year ended June 30, 1997 ("fiscal 1997") were approximately $1,429,000, consisting primarily of CRT glass recycling fees and approximately $248,000 of ALUMAGLASS sales. For fiscal 1996, the Company had consolidated revenues of approximately $2,680,000, of which approximately $214,000 was from sales of ALUMAGLASS and the remainder was CRT recycling fees. This decrease in revenue during fiscal 1997 primarily reflects reduced beginning inventory of unprocessed CRT glass and the loss of Thomson as a CRT customer.

Cost of goods sold was approximately $3,952,000 for fiscal 1997 versus approximately $3,094,000 for the prior fiscal year. Included in the fiscal 1997 cost was a $24,000 decrease in the Company's reserve for potential disposal costs of raw materials, as compared to a $623,000 decrease in the reserve for fiscal 1996 reflecting a significantly larger decrease in the Company's beginning raw materials inventory, plus approximately $392,000 of costs for starting up operations at the Company's particle coating facility in St. Augustine, Florida. Excluding the effect of the change in the Company's reserve for disposal during fiscal 1997 and fiscal 1996, and the St. Augustine start-up costs, cost of goods sold decreased only approximately $133,000 in fiscal 1997 versus fiscal 1996, despite the over 40% decrease in revenues noted above. Major factors contributing to the higher relative fiscal 1997 cost as compared to sales were higher depreciation costs due to increased equipment purchases, an approximately $97,000 write-off of raw material and in-process inventories related to discontinued processes and the fact that under the prevailing operating conditions in both periods a significant portion of the cost of production was fixed in nature. Some savings were realized as a result of lower freight costs, resulting from a change in product pricing policy whereby customers now pay freight on most shipments.

The Company's gross loss on sales of approximately $(2,523,000) during fiscal 1997 compares with a loss of approximately $(414,000) for the prior fiscal year and reflects the lower revenue and higher costs detailed above.

Selling, general and administrative expenses for fiscal 1997 increased to approximately $3,919,000 from $1,821,000 for fiscal 1996. This increase includes
(i) approximately $988,000 in higher consulting costs of which approximately $705,000 was directly related to the terminated merger with Octagon and $90,000 was an accrued severance payment to the former President and Chief Executive Officer of the Company, (ii) approximately $369,000 in higher legal costs and approximately $181,000 in outside service costs (primarily financial printing) both of which also relate to the terminated merger activities, (iii) approximately $165,000 in compensation expenses relating to capital stock, (iv) approximately $135,000 for the purchase of the APT particle coating technology that had not reached technological feasibility at the time of purchase, (v) a $99,000 settlement received in fiscal 1996 from a former officer of Dunkirk and
(vi) approximately $93,000 in higher insurance costs.

A charge against operations of approximately $5,712,000 was recorded in the fourth quarter of fiscal 1997 to write down fixed assets to their estimated fair market value for processes which have been shut down and no longer appear to be viable for the forseeable future. Most of these processes relate to the manufacture of ALUMAGLASS. There had been no comparable expense in fiscal 1996.

The shut-down of the melter used to manufacture ALUMAGLASS and its related processing equipment is expected to improve the operating results and liquidity of the Company by reducing its operating expenses. The expenses estimated to be associated with the melter operations were approximately $1,100,000 for the year ended June 30, 1997. The revenues included for that year were approximately
$248,000 for the sale of products produced by the melter. The Company has located a source of material that is comparable to that produced by the melter which can be obtained at a significantly lower cost which is expected to improve future operating results and liquidity.

The Company incurred process development costs of approximately $996,000 for fiscal 1996. There were no similar charges in fiscal 1997.

Interest expense increased to approximately $1,277,000 for fiscal 1997 from approximately $1,077,000 for fiscal 1996, reflecting the capitalization of approximately $440,000 in interest during fiscal 1996. No interest expense was capitalized during fiscal 1997. Partially offsetting this cost increase was approximately $240,000 in lower interest expense in fiscal 1997 as a result of reductions in debt principal.

Interest  income  of  approximately   $227,000  in  fiscal  1997  compares  with
approximately $114,000 in fiscal 1996. The increase reflects higher earnings on cash received from the Company's initial public offering in May 1996.

Other income of approximately $349,000 in fiscal 1997 was approximately $267,000 higher than fiscal 1996, due entirely to a $331,547 New York State net investment tax credit recognized in June 1997. (A cash refund of $566,547 was received, but provision has been made for the return of an estimated $235,000 of this to the State as a result of the shut down of related fixed assets.)

The fiscal 1996 Statement of Operations includes an extraordinary item amounting to $442,000. This charge includes underwriting, debt discount, legal and accounting costs relating to Bridge Notes issued in December, 1995 to provide interim working capital until the initial public offering could be closed.

Liquidity and Capital Resources

The Company's business is capital intensive. The Company has funded its operations principally from debt financing, the private placement of preferred stock and the proceeds of the IPO. At June 30, 1997, the Company had approximately $11,315,000 in principal amount of long-term indebtedness (excluding capital lease obligations) and net working capital deficiency of approximately $(3,394,554). As of June 30, 1997, the Company had cash and marketable securities of approximately $325,000.

In August and September 1997, the Company raised aggregate gross proceeds of $4,145,000 in a private placement of Preferred Stock. An aggregate of 414,500 shares of Preferred Stock were issued. Each share of Preferred Stock is initially convertible into eight shares of Common Stock at a conversion price of $1.25 per share, subject to adjustment based on the lesser of $1.25 and the prevailing average market price of the Common Stock immediately preceding any subsequent closing, if any. The maximum amount of such offering, including gross proceeds received to date, would result in gross proceeds of $5,000,000 ($8,000,000 if the Placement Agent's over-allotment option is exercised in full), although there can be no assurance that any additional closings under the offering will occur.

The Company received net proceeds of $3,606,150 from the placement of the Preferred Stock (after deducting the placement agent's commissions and non-accountable expense allowance). Of such net proceeds, $1,620,000 was used to redeem the IDA Bonds and $500,000 plus accrued interest was used to repay the 1997 Bridge Loan, with the remainder to be used for transaction expenses estimated at $150,000 and general working capital purposes, including accrued payables.

In July and August 1997, the 1997 Bridge Loan provided the Company with an aggregate of $500,000 which was used for general working capital purposes. The 1997 Bridge Loan was repaid, together with accrued interest at the rate of 12% per annum, on September 8, 1997 out of the proceeds of the Preferred Stock placement. In connection with such 1997 Bridge Loan, the Company issued warrants to purchase 100,000 shares of Common Stock to the Aries Funds at an exercise price equal to $1 5/16 per share.

In September 1997, the $8,000,000 principal amount of IDA Bonds were redeemed in full in exchange for a cash payment of $1,620,000 and Dunkirk's forfeiture of its interest in a related debt service reserve fund (which had a then current balance of approximately $190,000).

In July 1997, ESDC agreed to honor its guarantee of approximately $1,888,000 outstanding principal amount of term loans owing by the Company's Dunkirk subsidiary to Key Bank, and ESDC is in the process of assuming from Key Bank, and Key Bank is assigning to ESDC, such loans. ESDC has agreed to defer all interest and principal payments due under the loans through January 1, 1998 until the maturity date of the loans, with interest continuing to accrue on such deferred amounts payable at maturity. ESDC has also agreed to allow Dunkirk to reduce the principal amount of such loans by the amount of a debt service reserve fund (the balance at June 30, 1997 was $449,190) that will be forfeited by Dunkirk.

As of September 19, 1997, the Company had approximately $3,287,000 in principal amount of long-term indebtedness (excluding capital lease obligations), consisting of (i) approximately $1,888,000 outstanding principal amount under the Key Bank term loans guaranteed by ESDC, which loans bear interest at the prime rate and are payable in monthly installments through December 2001 (subject to the deferral through January 1, 1998 described above), (ii) approximately $695,000 aggregate outstanding principal amount under various mortgage and secured equipment loans and (iii) approximately $704,000 aggregate outstanding principal amount under subordinated indebtedness from certain of the Company's CRT glass customers who provided financial assistance to the Company during its start-up phase. The Company's long-term indebtedness is secured by liens on its fixed assets. The Company's long-term indebtedness has been used to finance its facility, equipment and related capital expenditures. Certain of the agreements related to such long-term indebtedness contain customary covenants and default provisions.

The following unaudited pro forma balance sheet data reflects the following transactions as if they had occurred as of June 30, 1997: (i) the private placement of 414,500 shares of Preferred Stock resulting in gross proceeds of $4,145,000 less commissions and a non-accountable expense allowance totaling $538,850 and placement expenses estimated at $150,000 (of which $60,000 was paid from the proceeds and $32,522 had been recorded by the Company at June 30,
1997), and (ii) retirement of the $8,000,000 principal amount of IDA Bonds for a payment of $1,620,000 plus $190,000 representing debt service reserve funds forfeited by Dunkirk upon such retirement in September 1997 plus $230,000 removed from the debt service fund on September 1, 1997 for payment of interest (with the assumption that there was no related tax on the gain), and (iii) write-off of $330,361 of deferred finance charges related to the $8,000,000 retired IDA Bonds.

                                                                                           June 30, 1997
                                                                       ---------------------------------------------------
                                                                                           Pro Forma
                                                                           Actual         Adjustments          As Adjusted
                                                                       ------------      -------------        ------------
                                                                                          (unaudited)          (unaudited)
                                    ASSETS
Cash ..............................................................    $    325,092      $  1,868,672(1)      $  2,193,764
Other current assets ..............................................         855,810           (32,522)             823,288
                                                                       ------------      ------------         ------------
     Total current assets .........................................       1,180,902         1,836,150            3,017,052
Property, plant and equipment (net) ...............................       6,939,782              --              6,939,782
Noncurrent assets .................................................         446,929          (330,361)             116,568
Restricted assets .................................................         869,311          (419,964)             449,347
                                                                       ------------      ------------         ------------
                                                                       $  9,436,924      $  1,085,825         $ 10,522,749
                                                                       ============      ============         ============
             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Accrued expenses ..................................................    $    858,447           (76,667)        $    781,780
All other current liabilities .....................................       3,717,009              --              3,717,009
                                                                       ------------      ------------         ------------
     Total current liabilities ....................................       4,575,456           (76,667)           4,498,789

Capital lease obligations, less current portion                              39,414              --                 39,414
Long-term debt, less current portion ..............................      10,784,343        (8,000,000)           2,784,343

Stockholders' equity (deficiency):
     Common stock, $.00025 par value, authorized
        25,000,000 shares, issued and outstanding
        5,539,745 shares ..........................................           1,385              --                  1,385
     Additional paid-in capital, common stock .....................      24,186,932              --             24,186,932
     Preferred stock, $.001 par value, authorized
        15,000,000 shares, issued and outstanding
        414,500 shares ............................................                               415                  415
     Additional paid-in capital, preferred stock ..................            --           3,455,735            3,455,735
     Unearned stock compensation ..................................        (116,369)             --               (116,369)
     Accumulated deficit ..........................................     (30,034,237)        5,706,342(2)       (24,327,895)
                                                                       ------------      ------------         ------------
Total stockholders' equity (deficiency) ...........................      (5,962,289)        9,162,492            3,200,203
                                                                       ------------      ------------         ------------
                                                                       $  9,436,924      $  1,085,825         $ 10,522,749
                                                                       ============      ============         ============

----------
(1) Reflects gross proceeds of $4,145,000 on the sale of Preferred Stock, less commissions and estimated expenses totaling $656,328 and $1,620,000 paid to retire the IDA Bonds.

(2) Reflects a pre-tax gain on retirement of $8,000,000 IDA Bonds based on (i) payments of $1,620,000 cash, (ii) forfeiture of $419,964 in debt service reserve funds, (iii) $76,667 accrued interest recorded at June 30, 1997 on the IDA Bonds which was paid from the debt service reserve fund subsequent to June 30, 1997, and (iv) a write-off of $330,361 for deferred finance charges related to the retired IDA Bonds. The pro forma adjustment does not include the related tax, if any, that may be payable with respect to the debt retirement. If Dunkirk is deemed to be solvent immediately prior to the retirement of the IDA Bonds, the Company will recognize taxable income for the debt forgiveness in its tax year ending June 30, 1998. The amount of such income may be offset by net operating loss carryforwards ("NOLs"), subject to possible limitations (see below). Even if sufficient NOLs were available to offset such taxable income, the Company may still be subject to alternative minimum tax. To the extent that Dunkirk is deemed to be insolvent immediately prior to such repayment by an amount which equals or exceeds the amount of debt forgiveness, the Company will not recognize taxable income from such repayment; however, certain of Dunkirk's tax attributes (such as NOLs) would be subject to reduction and would not be available to offset future income from operations, if any. For this purpose, the amount of insolvency is defined to be the excess of Dunkirk's liabilities over the fair value of its assets. An independent appraisal of the fair value of Dunkirk' assets has not been completed at this time to determine Dunkirk's solvency.


The Company's capital lease payments were approximately $84,000 for the year ended June 30, 1997 and are estimated to be approximately $41,000, $27,000 and $23,000 for the fiscal years ending June 30, 1998, 1999 and 2000, respectively, under current commitments. The Company's utility expenses average approximately $35,000 per month at its current level of operations.

The Company's base annual fixed expenses include approximately $447,000 in aggregate annual base compensation for the current executive officers of the Company and debt service obligations relating to the Company's outstanding indebtedness, which are estimated to aggregate approximately $489,000 for the fiscal year ending June 30, 1998, excluding capital lease obligations.

The Company's short-term and long-term liquidity will depend on its ability to achieve cash-flow break even on its operations and to increase sales of its products. The Company currently is not profitable and therefore relies on cash from its financing activities to fund its operations. As discussed above under the heading "Overview", the Company has taken a number of steps to preserve cash, reduce costs and increase its revenues, but there can be no assurance that the Company will ever achieve profitability. In addition, the Company has not yet achieved sufficient sales to replace all the revenue lost from the termination of the Company's relationship with Thomson in March 1997, and will not achieve the levels of revenue it experienced during the period when Thomson was a customer until such time as additional revenue is obtained. The Company is not aware of any other matters which are likely to have a material impact on the Company's short-term or long-term liquidity.

The Company sells its recycled glass to Techneglas pursuant to a Clean Cullet Sale Agreement (the "Cullet Agreement") and an open purchase order arrangement. The Cullet Agreement had an initial term of three years expiring August 1998 and automatically renews for additional one year terms unless either party gives the other written notice of termination at least 120 days prior to the end of any term. The Cullet Agreement includes provisions relating to specifications, delivery and acceptance of processed CRT glass. The Cullet Agreement also requires the Company to sell, and Techneglas to purchase, various amounts of the CRT glass processed by the Company. The Cullet Agreement also contains pricing and other customary terms. Techneglas has been purchasing substantially all of the CRT glass processed by the Company since the loss of Thomsen as a customer.

The Company has no material commitments for capital expenditures.

The Company has federal net operating loss carryforwards that amounted to approximately $20.6 million at June 30, 1997, which expire between 2006 and 2012. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of net operating loss carryforwards is limited if there has been a change in control (ownership) of the Company. Although a comprehensive evaluation has not yet been performed, it is likely that due to prior shifts in ownership (the Dunkirk merger and the completion of the IPO) and anticipated shifts in ownership (the Preferred Stock offering), the Company's ability to utilize its net operating loss carryforwards could be severely limited.

Pending Accounting Pronouncements

SFAS No. 128 "Earning Per Share," SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosure about segments of an Enterprise and Related Information" are not effective for the Company until December 31, 1997, June 30, 1999 and June 30, 1999, respectively. Management believes these standards will not have a material impact on the Company.

Item 7.  Financial Statements

See Financial Statements annexed.

                                    Part III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

William L. Amt, 56, joined the Company in August 1997 as President and Chief Executive Officer and was appointed to the Board in September 1997. Prior to joining the Company, Mr. Amt was the President and Chief Executive Officer of Octagon, Inc., a publicly-held company providing radiological control and operations and maintenance services to utilities and governmental agencies. From 1991 until joining Octagon in November 1993, Mr. Amt was both the Vice President International and the Vice President of the Chemicals Business Unit for Ford Bacon & Davis, Incorporated, a multinational engineering and consulting firm serving the chemical and hydrocarbon industry. From 1988 to 1991, Mr. Amt was Director of Marketing and Business Development Manager for Simons Eastern Consultants, Inc., a major international design and engineering firm. Mr. Amt is a registered professional engineer and holds a B.S. Degree from Purdue University.

Eckardt C. Beck, 54, has been a director of the Company since February 1995, Chairman of the Board since February 1997, and served as Acting President and Chief Executive Officer from June to August 1997. Mr. Beck served as the Chairman and Chief Executive Officer of Air & Water Technologies Corporation from October 1987 through June 1994 and as a director from June 1990 through November 1994. Mr. Beck has served as Chairman and Chief Executive Officer of other environmental technologies companies prior to 1987. Mr. Beck also served as the Assistant Administrator of the United States Environmental Protection Agency in charge of the national water and waste programs and as the Regional Administrator of EPA Region 2. Except with respect to Mr. Beck's involvement with the Company as set forth above, from December 1994 through the present, Mr. Beck has not had any employment or material consulting relationships with any entity.

Douglas M. Costle, 58, was appointed to the Company's Board of Directors in October 1997. Mr. Costle has been a director of Niagara Mohawk Power Corporation, a publicly held utility company, from January 1991 through present. Mr. Costle is currently a director of several privately held technology companies and is an Independent Trustee of John Hancock Mutual Funds. Retired since 1992, Mr. Costle served as Dean of Vermont Law School from 1987 to 1992 and is a former Administrator of the U.S. Environmental Protection Agency.

Stephen D. Fish, 51, was appointed to the Company's Board of Directors in October 1997. Mr. Fish has been President of Fish Enterprises, a privately held real estate development and management company, from 1970 through present. Mr. Fish also serves on the Advisory Board of Fleet Bank of Connecticut.

Peter H. Gardner, 31, has been a director of the Company since October 1995. Mr. Gardner is a Vice President at Technology Funding Inc., the Managing General Partner of two investment funds which are stockholders of and consultants to the Company. See "Security Ownership of Certain Beneficial Owners, Directors and Management" and "Certain Relationships and Related Transactions." Mr. Gardner joined Technology Funding Inc. in July 1994. Mr. Gardner held the position of Project Leader and Project Scientist at Roy F. Weston, Inc., an environmental engineering firm, from June 1990 through August 1993. In 1993 to 1994, Mr. Gardner pursued a graduate degree in business administration.

Scott A. Katzmann, 41, has been a director of the Company since October 1994. Mr. Katzmann is a Managing Director and the Head of Capital Markets at Paramount Capital Inc. Prior to joining Paramount Capital, Inc. in March 1993, Mr. Katzmann spent over 10 years with The First Boston Corporation, where he specialized in early stage venture capital financings, leveraged acquisition financings, investment partnerships, oil and gas transactions, expansion capital financings and project financings. Prior to that, he was an Investment Officer in the Investment Department of Aetna Life & Casualty, where he specialized in private placements.

Alexander P. Haig, 45, has been a director of the Company since May 1996. Since February 1996, Mr. Haig has been President and Chief Operating Officer of Sky Station International Inc., a privately-held telecommunications company. Mr.
Haig has served since 1988 as a principal and legal counsel to Worldwide Associates, Inc., a privately-held business adviser to both U.S. and foreign countries for marketing and sales activities. Prior to 1988, Mr. Haig was an attorney in private practice.

Irwin M. Rosenthal, 68, was appointed as a director of the Company in May 1996. Mr. Rosenthal is an attorney and since 1960 has specialized in securities law. He is currently a senior partner at Rubin Baum Levin Constant & Friedman. From January 1990 to November 1991, Mr. Rosenthal was a senior partner at Baer, Marks and Upham and prior thereto he was an attorney at various other law firms. Mr. Rosenthal serves as Secretary and as a director of Magar Inc., a private investment firm, of which he is a principal stockholder. He is also a director of Magna-Lab, Inc., a publicly-traded medical technology company, Symbollon Corporation, a publicly-traded chemical and medical technology company, Life Medical Sciences, Inc., a publicly-traded medical technology company, and Echocath, Inc., a publicly-traded medical technology company, and is a general partner of Alliance which is a partnership which invests in companies and may take on a management role in such companies.

Jack D. Hays, Jr., joined the Company in July 1997 as Executive Vice President-Operations and Marketing and Secretary. Prior to joining the Company, Mr. Hays was vice president of IBMS, Inc., a market chemical process consulting company from, September 1993 through June 1997. My. Hays was also a National Account Executive at Brown & Root, Inc., an engineering, construction and environmental consulting firm, from July 1993 through June 1996. Prior to his employment at Brown & Root, Inc., Mr. Hays served as a consultant to Brown & Root, Inc. from

March 1993 to June 1993. Mr. Hays was Executive Vice President at Ford, Baron & Davis, Incorporated, an engineering and construction consulting firm from February 1992 through March 1993. Prior to joining Ford, Bacon & Davis, Incorporated, Mr. Hays was with PPG Industries, Inc., where he had over 30 years of experience in various operating and management positions. Mr. Hays received a B.S. and M.S. in Chemical Engineering from Louisiana State University and a M.B.A. from the University of Pittsburgh.

Richard H. Hughes joined the Company in July 1997 as Vice President-Sales and Marketing. Prior to joining the Company, Mr. Hughes was Vice-President of IBMS, Inc. from September 1993 to June 1997, where he consulted on various market research projects for companies in the chemical processing industry. Mr. Hughes was Vice-President Sales and Marketing for ISE America, Inc., a chemical manufacturing company and a division of Mitsubishi Industries, from December 1990 to December 1995. Mr. Hughes received his B.S. in Chemistry and Mathematics from the University of Charleston.

Robert Dejaiffe is the Company's Vice President - Technology and has been Vice President and Technical Director of the Company's wholly-owned subsidiary, Dunkirk International Glass and Ceramics Corporation ("Dunkirk"), since joining Dunkirk in July 1992. His career started as an engineer with Corning Incorporated where he was responsible for the design and construction of several specialty glass furnaces. Mr. Dejaiffe then became Manager of Research and Development for the 48 Insulation Division of Foster Wheeler Corporation, where he developed a new electric furnace design and worked with high temperature industrial insulations using reduced glass. From 1981 to 1989, he was at Potters Industries as Manager of Advanced Technology and Manager of Process Development Engineering, and from October 1989 until joining the Company, he managed a research and testing facility at Penn State University. He holds several patents on glass composites, furnace accessories and refractory treatments. Mr. Dejaiffe received his B.S. in Ceramics Engineering from Penn State University and M.B.A. from Syracuse University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who are beneficial owners of ten percent or more of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Such officers, directors and beneficial owners are required by applicable regulations to provide to the Company copies of all forms they file under Section 16(a).

Based solely upon a review of the copies of forms furnished to the Company, and written representations from certain reporting persons, the Company believes that during the fiscal year ended June 30, 1997, all filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with except that Donald R. Kendall, Jr., a former director of the Company, filed a Form 5 on August 25, 1997 which was required to be filed on August 14, 1997.

27 Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock and Series A Convertible Preferred Stock (the "Convertible Preferred Stock") as of September 30, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock or Convertible Preferred Stock of the Company, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers (defined herein), and (iv) all directors and executive officers of the Company as a group. Holders of the Convertible Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible, and are entitled to vote together with the holders of the Common Stock. Accordingly, the information in the table below reflects ownership by the above individuals of each of the Company's Common Stock assuming the conversion of all outstanding shares of the Convertible Preferred Stock and the Convertible Preferred Stock separately. At September 30, 1997 each share of Convertible Preferred Stock was convertible into eight shares of Common Stock.


                                                                     Percentage
                                        Number of                       of
                                          Shares                     Convertible
                                       Beneficially  Percentage of   Preferred
Name of Beneficial Owner (1)              Owned(2)   Voting Power(3) Stock(4)
----------------------------           ------------  --------------- -----------


Eckardt C. Beck (5).................      165,171           1.9           2.4
William L. Amt (6)..................       60,000             *            --
Peter H. Gardner (7)................      746,421           8.2           7.6
Alexander P. Haig (8)...............        9,992             *            --
Scott A. Katzmann (9)...............       50,950             *            --
Douglas M. Costle ..................           --             *            --
Stephen D. Fish.....................      160,000           1.8           4.8
Irwin M. Rosenthal (10).............        5,121             *            --
Jack D. Hays, Jr. (11)..............       20,000             *            --
Richard H. Hughes (12)..............       15,000             *            --
Technology Funding Venture Partners
   V, An Aggressive Growth Fund,
   L.P.(13).........................      746,421           8.2           7.6
All officers and directors as a group
  (10 persons) (14).................    1,243,720          13.4          14.8
Harvey Goldman (15).................      185,964           2.1            --
  c/o Vestcom International, Inc.
  1100 Valley Brook Avenue
  Lyndhurst, New Jersey 07071
Perry A. Pappas (16)................       66,923             *            --
  c/o Buchanan Ingersoll
  500 College Road East
  Princeton, New Jersey 08540

                                                                     Percentage
                                        Number of                       of
                                          Shares                     Convertible
                                       Beneficially  Percentage of   Preferred
Name of Beneficial Owner (1)              Owned(2)   Voting Power(3) Stock(4)
----------------------------           ------------  --------------- -----------


The Aries Fund,                           680,279           7.6          15.9
  a Cayman Islands Trust (17).......
  787 7th Avenue
  48th Floor
  New York, New York 10019
Aries Domestic Fund, L.P. (18)......      446,034           4.9           8.2
  787 7th Avenue
  48th Floor
  New York, New York 10019
Porter Partners, L.P. (19)..........      320,000           3.6           9.7
  100 Shoreline, Suite 211B
  Mill Valley, CA 94941
P.A.W. Offshore Fund, Ltd. (20).....      400,000           4.5          12.1
  90 Mees Pierson
  904 East Bay Street
  P.O. Box 55-6233
  Nassau, Bahamas
J.F. Shea Co., Inc. (21)............      240,000           2.7           7.2
  655 Brea Canyon Road
  Walnut, California 91789
Pequot Scot Fund, LP (22)...........      180,000           2.0           5.4
  354 Pequot Avenue
  Southport, CT 06490

-----------

*    Less than one percent.

(1) Unless otherwise indicated and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such stockholder. Unless otherwise indicated, the address of each stockholder is c/o Conversion Technologies International, Inc., 3452 Lake Lynda Drive, Suite 280, Orlando, Florida 32817.

(2) The number of shares beneficially owned by each person named in the table consists of the number of shares held by each individual of (i) the Company's Common Stock; (ii) the Company's Preferred Stock, as converted into Common Stock; and (iii) Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of September 30, 1997.

(3) Applicable percentage of voting power is based on the 8,855,745 shares of Common Stock entitled to vote at the Meeting. That number is comprised of 5,539,745 outstanding shares of Common Stock and 3,316,000 shares of Common Stock issuable upon conversion of 414,500 outstanding shares of Convertible Preferred Stock. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4) Applicable percentage of ownership is based on 3,316,000 shares of Common Stock issuable upon conversion of the 414,500 shares of Convertible Preferred Stock outstanding as of September 30, 1997.

(5) Includes currently exercisable options to purchase 61,338 shares of Common Stock. Also includes options to purchase 10,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 240,000 shares of Common Stock which are not exercisable within 60 days. The address of such stockholder is 6345 NW 26th Terrace, Boca Raton, Florida 33496.

(6) Includes currently exercisable options to purchase 60,000 shares of Common Stock. Excludes options to purchase 240,000 shares of Common Stock which are not exercisable within 60 days.

(7) Includes securities beneficially owned by Technology Funding Partners III, L.P. ("TFP III") and Technology Funding Partners V, An Aggressive Growth Fund, L.P. ("TFVP V") (as detailed in footnote 13 to this table). Mr. Gardner is an Investment Officer at Technology Funding, Inc. ("TFI") and the Managing General Partner of TFP III and TFVP V.

     Mr. Gardner disclaims beneficial ownership of all securities of the Company owned by TFP III and TFVP V. Includes currently exercisable options to purchase 11,338 shares of Common Stock and options to purchase 4,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 16,000 shares of Common Stock which are not exercisable within 60 days. The address of such stockholder is c/o Technology Funding Inc., 2000 Alameda de las Pulgas, San Mateo, California 94403.

(8) Includes currently exercisable options to purchase 121 shares of Common Stock. Also includes options to purchase 5,000 shares of Common Stock which are exercisable within 60 days.

(9) Includes currently exercisable options and warrants to purchase 24,771 shares of Common Stock and 12,179 Escrow Shares beneficially owned by Scott
     A. Katzmann. Also includes options to purchase 14,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 16,000 shares of Common Stock which are not exercisable within 60 days.

(10) Includes currently exercisable options to purchase 121 shares of Common Stock. Also includes options to purchase 5,000 shares of Common Stock which are exercisable within 60 days.

(11) Includes currently exercisable options to purchase 20,000 shares of Common Stock. Excludes options to purchase 80,000 shares of Common Stock which are not exercisable within 60 days.

(12) Includes currently exercisable options to purchase 15,000 shares of Common Stock. Excludes options to purchase 60,000 shares of Common Stock which are not exercisable within 60 days.

(13) Includes (A) securities held by TFVP V consisting of (i) 207,547 shares of Common Stock, (ii) 7,875 shares of Convertible Preferred Stock, (iii) warrants, exercisable within 60 days, to purchase 83,771 shares of Common Stock, and (B) securities held by TFP III consisting of (i) 69,180 shares of Common Stock, (ii) 23,625 shares of Convertible Preferred Stock and
     (iii) warrants, exercisable within 60 days, to purchase 118,585 shares of Common Stock. Includes currently exercisable options issued to Peter Gardner to purchase 11,338 shares of Common Stock and options to purchase 4,000 shares of Common Stock which are exercisable within 60 days. Excludes
     (i) options issued to Peter Gardner to purchase 16,000 shares of Common Stock, (ii) warrants to purchase 2,104 shares of Common Stock held by TFVP V and (iii) 680 shares of Common Stock held by TFP III, which, in each case, are not exercisable within 60 days.

(14) Calculation does not include securities held by Mr. Goldman or Mr. Pappas who are no longer directors or officers of the Company.

(15) Includes currently exercisable warrants to purchase 5,239 shares of Common Stock. Mr. Goldman is no longer an officer or director of the Company. (See "Certain Relationships and Related Transactions Consulting Agreements").

(16) Includes currently exercisable options to purchase 56,923 shares of Common Stock. Mr. Pappas is no longer an officer of the Company.

(17) Paramount Capital Asset Management, Inc. ("PCAM") is the Investment Manager to The Aries Fund, a Cayman Islands Trust (the "Aries Trust"). Lindsay A. Rosenwald, M.D. is President and sole shareholder of PCAM. PCAM and Dr. Rosenwald may be considered to beneficially own the securities owned by the Aries Trust by virtue of their authority to vote and/or dispose of the securities. PCAM and Dr. Rosenwald disclaim beneficial ownership of all securities of the Company held by the Aries Trust. Securities held by the Aries Trust consist of 40,789 Class A Warrants which entitle the holder to acquire one share of Common Stock and one Class B Warrant to acquire one share of Common Stock; warrants to purchase an additional 70,701 shares of Common Stock; and 66,000 shares of Convertible Preferred Stock convertible into 528,000 shares of Common Stock. In addition, Dr. Rosenwald beneficially owns warrants to purchase 44,719 shares of the Company's Common Stock.

(18) PCAM is the General Partner of the Aries Domestic Fund L.P. Dr. Rosenwald is the President and sole shareholder of PCAM. PCAM and Dr. Rosenwald may be considered to beneficially own the securities owned by the Aries Domestic Fund, L.P. by virtue of their authority to vote and/or dispose of the securities. PCAM and Dr. Rosenwald disclaim beneficial ownership of all securities of the Company held by the Aries Domestic Fund, L.P. Securities held by Aries Domestic Fund, L.P. consist of 67,982 Class A Warrants which entitle the holder to acquire one share of Common Stock and one Class B Warrant to acquire one share of Common Stock; warrants to purchase an additional 38,070 shares of Common Stock; and 34,000 shares of Convertible Preferred Stock convertible into 272,000 shares of Common Stock. In addition, Dr. Rosenwald beneficially owns warrants to purchase 44,719 shares of the Company's Common Stock.

(19) Jeffrey H. Porter, the Managing General Partner of Porter Partners, L.P. Mr. Porter may be considered a beneficial owner of the securities owned by Porter Partners, L.P. by virtue of his authority to vote and/or dispose of the securities held by Porter Partners, L.P. Mr. Porter disclaims beneficial ownership of all securities of the Company held by Porter Partners, L.P.

(20) Peter Wright is the Investment Manager for the P.A.W. Offshore Fund, Ltd. Mr. Wright may be considered the beneficial owner of the securities owned by the P.A.W. Offshore Fund, Ltd. by virtue of his authority to vote and/or dispose of the Company's securities held by P.A.W. Offshore Fund, Ltd. Mr. Wright disclaims beneficial ownership of all securities of the Company held by P.A.W. Offshore Fund, Ltd.

(21) Edmund H. Shea, Jr. is Vice President of J.F. Shea Co., Inc. Mr. Shea may be considered the beneficial owner of the securities owned by J.F. Shea Co., Inc. by virtue of his authority to vote and/or dispose of the Company's securities held by J.F. Shea Co., Inc. Mr. Shea disclaims beneficial ownership of all securities of the Company held by J.F. Shea Co., Inc.

(22) Amiel Peretz is Chief Financial Officer of Dawson-Samberg Capital Management, Inc., the investment advisor of Pequot Scot Fund LP. Mr. Peretz may be considered the beneficial owner of the securities owned by Pequot Scot Fund, LP. by virtue of his authority to vote and/or dispose of the Company's securities held by Pequot Scot Fund, LP. Mr. Peretz disclaims beneficial ownership of all securities of the Company held by Pequot Scot Fund, LP.

Item 12. Certain Relationships and Related Transactions

Employment Agreements

The Company has entered into employment agreements with William L. Amt, who became President and Chief Executive Officer in August 1997, Jack D, Hays, Jr., who became Executive Vice President - Operations and Marketing and Secretary of the Company in July 1997, and Richard H. Hughes, who also became Vice President
- Sales and Marketing of the Company in July 1997. See "Executive Compensation - Employment Contracts and Employment Termination Arrangements."

Consulting Agreements

In March 1995, the Company entered into a Consulting Agreement with Eckardt C. Beck. The Consulting Agreement was amended in February and August 1997. Pursuant to the Consulting Agreement, Mr. Beck has agreed to, among other things, assist the Company in strategic planning, business development, investor relations, fund raising and such other activities as shall be reasonably requested by the Board and within Mr. Beck's areas of expertise. Mr. Beck will receive a monthly consulting fee of $8,000 pursuant to the Consulting Agreement until its expiration in August 2000.

In May 1995, the Company entered into a consulting agreement with TFP III and TFP V (the "TFI Consulting Agreement"). Pursuant to the TFI Consulting Agreement, the consultants agreed to, among other things, introduce the Company to strategic partners and potential customers, provide strategic marketing advice, identify complementary technologies with strategic synergies, and identify and assist in procuring appropriate media channels for the Company's products. As compensation for their services, the consultants received warrants which were amended in May 1996 to become warrants to purchase 69,177 shares of the Company's common stock, at an exercise price of $5.28 per share. Peter H. Gardner, a director of the Company, is an Investment Officer at TFI, the Managing General Partner of TFP III and TFVP V, and serves as TFI's designee on the Board.

In  July  1995,  the  Company  entered  into a  Project  Development  Assistance
Agreement with TFI (the "TFI Assistance Agreement"). Pursuant to the TFI Assistance Agreement, certain designated principals of TFI will, among other things, assist the Company in project development efforts both in the United States and abroad by identifying potential strategic partners, assisting in obtaining regulatory approvals and providing regulatory guidance and otherwise facilitating project development activities. The Company will pay to TFI or its designees a success fee of $75,000 for completed projects and a fee of 7% on any funds invested in the Company by a strategic partner introduced by TFI (together with warrants to purchase that number of shares of Common Stock of the Company as is equal to 5% of the amount invested divided by the Common Stock share purchase price, at an exercise price equal to 110% of such purchase price). The term of the TFI Assistance Agreement is one year, subject to renewal, cancelable by either party upon 30 days' prior written notice.

In June 1997, the Company entered into a Consulting Agreement with Harvey Goldman, former Vice-Chairman, President and Chief Executive Officer of the Company, which terminates his prior employment agreement with the Company and contains mutual releases for claims under such prior agreement. Pursuant to the Consulting Agreement, Mr. Goldman has agreed to, among other things, assist the Company in project development, strategic planning and such other activities as shall be reasonably requested by the Board of Directors and within Mr. Goldman's areas of expertise. Mr. Goldman is entitled to receive a monthly consulting fee of $10,000 per month for nine months terminating with the final payment due in June 1998.

Series A Convertible Preferred Stock

On September 5, 1997, the Company closed on the second tranch of a private placement of the Company's Convertible Preferred Stock (the "Convertible Preferred Stock Private Placement"). Paramount Capital, Inc. acted as placement agent (the "Placement Agent" or "Paramount") for the Convertible Preferred Stock Private Placement and has received an aggregate placement fee to date of $373,050, which represents 9% of the aggregate gross proceeds, and an expense allowance of $165,800 which represents 4% of the aggregate gross proceeds. In addition, upon the closing of the Convertible Preferred Stock Private Placement, the Company will grant to the Placement Agent, and/or its designees, warrants to purchase Convertible Preferred Stock equal to 10% of the total number of shares of Convertible Preferred Stock sold in the Convertible Preferred Stock Private Placement at an exercise price equal to 110% of the offering price of the Convertible Preferred Stock. The warrant(s) to be issued upon the closing of the Convertible Preferred Stock Private Placement are exercisable for ten years commencing six months from the final closing of the Convertible Preferred Stock Private Placement. The warrants contain certain antidilution and registration rights provisions. Scott A. Katzmann, a director of the Company, is a Managing Director of the Placement Agent.

Prior Preferred Stock Placement

Between August 1994 and May 1995, Paramount acted as placement agent in connection with the private placement of a prior series of Preferred Stock (the "Old Preferred Shares"). The

Placement Agent received $632,250 in commissions and a non-accountable expense allowance of $281,000 in consideration of its services as placement agent. In addition, designees of the Placement Agent received, as additional compensation, warrants to purchase an aggregate of 281,000 Old Preferred Shares, at an exercise price of $2.75 per share, exercisable for a period of 10 years following the closing of the offering. Such warrants were amended and restated in May 1996 to be warrants to purchase 97,185 shares of Common Stock at an exercise price of $4.84 per share. In connection with this private placement, until November 1997, the Placement Agent will be entitled to receive a placement fee of 9%, plus a 4% expense allowance, on any investments received by the Company from investors or corporate partners (excluding project finance investors) that were introduced to the Company by Paramount. Scott A. Katzmann, a director of the Company, is a Managing Director of Paramount.

Lindsay A. Rosenwald, M.D., is the President, Chairman and sole stockholder, and Peter Kash is a Managing Director, of Paramount. In connection with the private placement of Old Series A Shares, Dr. Rosenwald and Mr. Kash received warrants to purchase Old Series A Shares, which currently represent warrants to purchase 34,353 and 4,788 shares of Common Stock, respectively.

Bridge Loans

In connection with a bridge financing in 1994 (the "1994 Financing"), designees of Paramount received warrants to purchase an aggregate of 7,307 shares of Common Stock with an initial per share exercise price equal to $13.55. Such warrants were amended and restated in May 1996 to become exercisable for 20,750 shares of Common Stock at an exercise price of $4.77 per share. Such warrants include warrants to purchase 10,374 shares of Common Stock issued to Dr. Rosenwald and warrants to purchase 4,671 shares of Common Stock issued to Mr. Kash.

In September, October and November 1995, the Company borrowed an aggregate of $650,000 from stockholders of the Company or their affiliates for working capital. Of such amount, an aggregate of $250,000 was provided by TFP III and TFVP V, and an aggregate of $200,000 was provided by Aries Domestic Fund, L.P. and the Aries Trust (collectively, the "Aries Funds"), two funds for which Paramount Capital Asset Management, Inc. is the general partner and investment manager, respectively. Dr. Rosenwald is the President and sole stockholder of Paramount Capital Asset Management, Inc. The principal amount of such loans was exchanged in December 1995 for $650,000 principal amount of new notes and warrants to purchase 325,000 shares of Common Stock (which warrants were exchanged automatically on the closing of the Company's initial public offering ("IPO") for Redeemable Class A Warrants to purchase 325,000 shares of Common Stock). The notes received by such stockholders were repaid at the closing of the IPO.

In March 1996, the Company borrowed an aggregate of $200,000 pursuant to promissory notes bearing interest at the rate of 10% per annum. Of such amount, Dr. Rosenwald provided $150,000, Scott A. Katzmann and Peter Kash each provided $18,750 and Harvey Goldman provided $12,500. Such notes were repaid at the closing of the IPO.

In May 1996, the Company borrowed $200,000 from Dr. Rosenwald pursuant to promissory notes bearing interest at the rate of 10% per annum, which were repaid at the closing of the IPO.

In July and August 1997, the Company borrowed an aggregate of $500,000 from the Aries Funds pursuant to a line of credit agreement (the "1997 Bridge Loan"). The 1997 Bridge Loan bears interest at the rate of 12% per annum and was repaid in August 1997. In connection with the 1997 Bridge Loan, the Company issued to the Aries Funds warrants to purchase an aggregate of 100,000 shares of Common Stock at a per share exercise price equal to $1 5/16. Such warrants expire July 21, 2002 and contain certain antidilution and registration rights provisions. In August 1997 the Aries Funds purchased 100,000 shares of Convertible Preferred Stock for $1,000,000 in the Convertible Preferred Stock Private Placement.

Issuances of Securities to Executive Officers and Directors

From the period from inception to December 1995, the Company granted options to purchase an aggregate of 48,891 shares of Common Stock to executive officers and directors of the Company with exercise prices ranging from $13.55 to $20.53 per share. Such options were repriced in May 1996 to $4.40 per share.

In April 1996, the Company issued non-qualified stock options outside of the Employee Stock Option Plan, all of which are Escrow Options (defined herein), to Mr. Goldman, to purchase 50,000 shares of Common Stock. Such options have an exercise price of $4.40 per share and vest ratably over three years on an annual basis. Mr. Goldman was also granted options to purchase 40,000 shares of Common Stock in October 1996 at an exercise price of $4.40. All of Mr. Goldman's options have terminated.

On July 1, 1996, each director received an option to purchase 121 shares of Common Stock pursuant to an automatic grant under the Company's Stock Option Plan for Non-Employee Directors. Such options have an exercise price of $5.00 per share and are fully vested.

On October 11, 1996, Mr. Goldman and Mr. Pappas purchased 80,000 and 10,000 shares, respectively, of Common Stock for a purchase price of $.00025 per share, pursuant to restricted stock grant awards under the 1996 Employee Incentive Plan. Such shares vest in January 1998.

On October 15, 1996, the Board of Directors granted options to its non-employee directors pursuant to the Stock Option Plan for Non-Employee Directors to purchase an aggregate of 50,000 shares of Common Stock. Such options have an exercise price of $3.125 per share and are fully vested.

On July 1, 1997, Messrs. Hays and Hughes were granted incentive stock options to purchase 100,000 and 75,000 shares of Common Stock, respectively. Messrs. Hays and Hughes' stock options have an exercise price of $1.625 per share. Twenty percent (20%) of such options vested upon issuance and twenty percent (20%) vest on the first, second, third and fourth anniversary of the date of issuance.

On July 22, 1997, Messrs. Beck and Pappas were granted non-qualified stock options to purchase 300,000 and 20,000 shares, respectively, of Common Stock at an exercise price of $1.375. Mr. Beck's options vest twenty percent (20%) at issuance and twenty percent (20%) on the first, second, third and fourth anniversary of the date of issuance. Mr. Pappas' options were vested upon issuance.

On August 1, 1997, Mr. Amt was granted a non-qualified stock option to purchase 300,000 shares of Common Stock at an exercise price of $1.375. Mr. Amt's options vest twenty percent (20%) at issuance and twenty percent (20%) on the first, second, third and fourth anniversary of the date of issuance.

On August 6, 1997, Messrs. Gardner and Katzmann were each granted stock options to purchase 20,000 shares of Common Stock at an exercise price of $1.875 under the Stock Option Plan for Non-Employee Directors. Twenty percent (20%) of such options vested upon issuance and twenty percent (20%) vest on the first, second, third and fourth anniversary of the date of issuance.

On August 29, 1997, Mr. Fish purchased 20,000 shares of Convertible Preferred Stock for $200,000, and on September 5, 1997, Mr. Beck purchased 10,000 shares of Convertible Preferred Stock for $100,000 in the Convertible Preferred Stock Private Placement.

Board Designee and Other TFI Covenants

The Company, TFP III and TFVP V entered into a Series A Preferred Stock Purchase Agreement in May 1995 with respect to the Old Preferred Shares. The agreement, as amended in December 1995, provides that the Company will (i) use its best efforts to nominate a designee of TFI to the Board of Directors and (ii) sell shares of stock and grant options to employees, officers, directors and consultants only pursuant to Board approved plans and agreements containing three-year vesting provisions (except in the case of sales of stock or grants of options to new employees where the Board determines otherwise for valid business reasons). Such covenants terminate upon the earlier of (a) May 1999 and (b) such time as TFP III and TFVP V cease to hold approximately 18,270 shares of Common Stock in the aggregate. At September 30, 1997, TFP III and TFVP V collectively hold 276,727 shares of Common Stock, 31,500 shares of Convertible Preferred and warrants to purchase an additional 69,171 shares of Common Stock.

Escrow Securities

In connection with the IPO, 740,559 shares of Common Stock (the "Escrow Shares") and options to purchase an aggregate of 71,923 shares of Common Stock (the "Escrow Options"), of which options to purchase 50,000 shares of Common Stock have been canceled, were deposited into escrow by the holders thereof. The Escrow Shares include shares held by Harvey Goldman

(100,725) and Scott A. Katzmann (12,179 shares). The Escrow Securities are not assignable or transferable. The holders thereof have the power to vote the Escrow Shares while such shares are held in escrow. Holders of any options in escrow may exercise their options prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares. The Escrow Securities will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is/are met: (a) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings or charges which would result from the release of the Escrow Securities (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $4.7 million for the fiscal year ending June 30, 1998; (b) the Minimum Pretax Income amounts to at least $7.0 million for the fiscal year ending June 30, 1999; (c) the Minimum Pretax Income amounts to at least $9.3 million for the fiscal year ending June 30, 2000; (d) the Closing Price (as defined) of the Company Common Stock averages in excess of $11.25 per share for 60 consecutive business days during the 18-month period commencing on May 16, 1996; (e) the Closing Price of the Company Common Stock averages in excess of $15.00 per share for 60 consecutive business days during the 18-month period commencing 18 months from May 16, 1996; or (f) during the periods specified in (d) or (e) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction or at any time during the applicable period set forth in (d) or
(e),  respectively,  equals or exceeds the applicable levels set forth in (d) or
(e), respectively.

The Minimum Pretax Income amounts set forth above are those originally established at the time of the IPO. Such Minimum Pretax Income amounts have been increased as a result of the issuance of the Preferred Stock.

The Minimum Pretax Income amounts shall (i) be calculated exclusive of any extraordinary earnings or any charges to income resulting from release of the Escrow Securities and (ii) be increased proportionately, with certain limitations, in the event additional shares of the Common Stock or securities convertible into, exchangeable for or exercisable into the Common Stock are issued. The Closing Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Securities. If none of the applicable Minimum Pretax Income or Closing Price levels set forth above have been met by October 15, 2000, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of any Escrow Securities to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period(s) during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities.

The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and D.H. Blair Investment Banking Corp., the underwriter of the IPO, and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

All future transactions with beneficial owners of the Company's securities and the Company's directors or executive officers will be on terms no less favorable than those available from unaffiliated parties.

                                   SIGNATURES

Pursuant to the requirement of Section 13 or 15 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     CONVERSION TECHNOLOGIES INTERNATIONAL, INC.



Dated:  December 18, 1997            /s/ William L. Amt
                                     -------------------------------------------
                                     William L. Amt
                                     President and Chief Executive Officer


Dated:  December 18, 1997            /s/ John G. Murchie
                                     -------------------------------------------
                                     John G. Murchie
                                     Controller and Principal Financial Officer

                   Conversion Technologies International, Inc.
                                and Subsidiaries


                          INDEX TO FINANCIAL STATEMENTS




Report of Independent Auditors.......... ....................................F-2

Consolidated Balance Sheets of Conversion Technologies
   International, Inc. and Subsidiaries as of June 30,
   1997 and June 30, 1996....................................................F-3

Consolidated Statements of Operations of Conversion
   Technologies International, Inc. and Subsidiaries for
   the years ended June 30, 1997 and June 30, 1996...........................F-4

Consolidated Statements of Stockholders' Equity of
   Conversion Technologies International, Inc. and Subsidiaries
   for the years ended June 30, 1997 and June 30, 1996.......................F-5

Consolidated Statements of Cash Flows of Conversion Technologies
   International, Inc. and Subsidiaries for the years ended
   June 30, 1997 and June 30, 1996...........................................F-6

Notes to Consolidated Financial Statements...................................F-8

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Conversion Technologies International, Inc.


We have audited the accompanying consolidated balance sheets of Conversion Technologies International, Inc. and Subsidiaries (Company) at June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conversion Technologies International, Inc. and Subsidiaries at June 30, 1997 and 1996, and the consolidated results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has generated only minimal revenue, has incurred significant losses, has a working capital deficiency and has a stockholders' deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.


Metro Park, New Jersey                               ERNST & YOUNG LLP
September 18, 1997


                               Conversion Technologies International, Inc.
                                             and Subsidiaries

                                       Consolidated Balance Sheets

                                                                                    June 30,
                                                                          ------------------------------
                                                                             1997                1996
                                                                          -------------     ------------


                                         ASSETS
Cash and cash equivalents ...........................................     $    325,092      $  4,539,464
Marketable securities ...............................................             --           2,009,632
Accounts receivable, less allowance for doubtful accounts
     of $18,000 at June 30, 1997 and $25,000 at June 30, 1996 .......          146,225           343,214
Inventories .........................................................          521,060           337,736
Prepaid expenses and other current assets ...........................          188,525           205,984
                                                                          ------------      ------------
Total current assets ................................................        1,180,902         7,436,030

Property, plant and equipment:
     Land ...........................................................           75,000            75,000
     Building and improvements ......................................        1,578,293         1,609,832
     Machinery and equipment ........................................        6,713,599        11,573,933
     Construction in progress .......................................           29,500         1,008,480
                                                                          ------------      ------------
                                                                             8,396,392        14,267,245
     Less accumulated depreciation ..................................       (1,456,610)       (1,630,639)
                                                                          ------------      ------------
                                                                             6,939,782        12,636,606

Deferred finance charges, less accumulated amortization of
     $135,786 at June 30, 1997 and $81,272 at June 30, 1996 .........          443,829           494,843
Other noncurrent assets .............................................            3,100            38,304
Restricted assets
     Project Fund ...................................................              158            72,859
     Debt service reserve funds .....................................          869,153         1,268,457
                                                                          ------------      ------------
                                                                          $  9,436,924      $ 21,947,099
                                                                          ============      ============

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Accounts payable ....................................................     $  1,711,212      $  1,279,280
Deferred revenue ....................................................          491,944           557,907
Reserve for disposal ................................................          713,100           737,000
Accrued expenses ....................................................          858,447           778,306
Investment tax credit payable .......................................          235,000              --
Current portion of capital lease obligations                                    35,495            72,914
Current portion of long-term debt ...................................          530,258           437,285
                                                                          ------------      ------------
Total current liabilities ...........................................        4,575,456         3,862,692

Capital lease obligations, less current portion .....................           39,414            74,693
Long-term debt, less current portion ................................       10,784,343        11,281,715

Stockholders' equity (deficiency):
     Class A common stock, $.00025 par value, authorized 25,000,000 shares, issued and outstanding 5,539,745 shares at June 30,
        1997 and 5,449,745 shares at June 30, 1996 ..................            1,385             1,362
     Additional paid-in capital .....................................       24,186,932        23,905,705
     Unearned Stock Compensation ....................................         (116,369)             --
     Accumulated deficit ............................................      (30,034,237)      (17,179,068)
                                                                          ------------      ------------
Total stockholders' equity (deficiency) .............................       (5,962,289)        6,727,999
                                                                          ------------      ------------
                                                                          $  9,436,924      $ 21,947,099
                                                                          ============      ============

                                         See accompanying notes.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                      Consolidated Statements of Operations


                                              Year ended June 30,
                                        ------------------------------
                                             1997              1996
                                        ------------      ------------

Revenue ...........................     $  1,429,008      $  2,679,987

Cost of goods sold ................        3,952,374         3,093,560
                                        ------------      ------------

Gross loss on sales ...............       (2,523,366)         (413,573)

Selling, general and administrative        3,918,726         1,821,179
Process development costs .........             --             996,259
Write-off of fixed assets .........        5,711,567              --
                                        ------------      ------------
Loss from operations ..............      (12,153,659)       (3,231,011)

Interest expense ..................       (1,277,310)       (1,076,077)
Interest income ...................          226,505           114,326
Other income ......................          349,295            81,811
                                        ------------      ------------

Loss before extraordinary item ....      (12,855,169)       (4,110,951)

Extraordinary item ................             --             442,000
                                        ------------      ------------

Net loss ..........................     $(12,855,169)     $ (4,552,951)
                                        ============      ============

Net loss per common share
     before extraordinary item ....     $      (2.69)     $      (2.64)
                                        ============      ============

Net loss per common share .........     $      (2.69)     $      (2.92)
                                        ============      ============


                            See accompanying notes.


                                         Conversion Technologies International, Inc.
                                                       and Subsidiaries

                                       Consolidated Statements of Stockholders' Equity

                                         Years ended June 30, 1997 and June 30, 1996



                                             Preferred Stock                                  Class A Common Stock
                                  ------------------------------------------        ----------------------------------------
                                                                  Additional                                      Additional
                                       Number                       Paid-In          Number                        Paid-In
                                     of Shares       Amount         Capital         of Shares       Amount         Capital
                                     ---------       ------         -------         ---------       ------         -------

Balance at July 1, 1995 ........     2,958,000     $    2,958     $5,994,271           909,404     $  227         4,427,710
     Issuance of Class A
       common stock ............                                                    3,527,050         882        13,526,159
     Converted to Common Stock .    (2,958,000)        (2,958)    (5,994,271)       1,023,054         255         5,996,974
     Surrendered and canceled ..                                                       (7,308)         (1)          (98,999)
     Repurchased and canceled ..                                                       (2,455)         (1)          (12,889)
     Debt discount on Bridge ...                                                                                    66,750
     Net Loss ..................
                                     ---------     ----------     ----------        ---------      ------      ------------
Balance at June 30, 1996 .......          --             --             --          5,449,745       1,362        23,905,705
     Issuance of Class A
       common stock ............                                                       90,000          23
     Stock Compensation ........                                                                                   281,227
     Net Loss ..................
                                     ---------     ----------     ----------        ---------      ------      ------------
Balance at June 30, 1997 .......          --       $     --       $     --          5,539,749      $1,385      $ 24,186,932
                                     =========     ==========     ==========        =========      ======      ============




                                                                            Total
                                       Unearned                         Stockholders'
                                        Stock         Accumulated          Equity
                                     Compensation       Deficit         (Deficiency)
                                     ------------     -----------       ------------

Balance at July 1, 1995 ........     $    --        $(12,626,117)     $ (2,200,951)
     Issuance of Class A
       common stock ............                                        13,527,041
     Converted to Common Stock .                                              --
     Surrendered and canceled ..                                           (99,000)
     Repurchased and canceled ..                                           (12,890)
     Debt discount on Bridge ...                                            66,750
     Net Loss ..................                      (4,552,951)       (4,552,951)
                                     ---------      ------------      ------------

Balance at June 30, 1996 .......          --         (17,179,068)        6,727,999
     Issuance of Class A
       common stock ............                                                23
     Stock Compensation ........      (116,369)                            164,858
     Net Loss ..................                     (12,855,169)      (12,855,169)
                                     ---------      ------------      ------------
Balance at June 30, 1997 .......     $(116,369)     $(30,034,237)     $ (5,962,289)
                                     =========      ============      ============


                                                   See accompanying notes.

                           Conversion Technologies International, Inc.
                                         and Subsidiaries

                              Consolidated Statements of Cash Flows


                                                                         Year ended June 30,
                                                                 -------------------------------
                                                                      1997               1996
                                                                 -------------     -------------

OPERATING ACTIVITIES
Net loss ...................................................     $(12,855,169)     $ (4,552,951)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
     Depreciation expense ..................................        1,036,416           886,863
     Amortization of deferred financing and patent costs ...           54,514            54,302
     Write-down of fixed assets ............................        5,711,567              --
     Write-off of inventories ..............................           96,752              --
     Stock compensation expense ............................          164,858              --
     Settlement with former officer ........................                            (99,000)
     Debt discount on Bridge Notes .........................                             66,750
     Changes in operating assets and liabilities:
        Decrease (increase) in accounts receivable .........          196,989           (59,643)
        Increase in inventories ............................         (280,076)         (110,012)
        Decrease (increase) in other current assets ........           17,459           (72,952)
        Decrease (increase) in other noncurrent assets .....           35,204            (7,038)
        Decrease in deferred revenue .......................          (65,963)         (386,323)
        Increase (decrease) in accounts payable, reserve
              for disposal and other accrued expenses ......           723,173          (811,824)
                                                                 ------------      ------------
Net cash used in operating activities ......................       (5,164,276)       (5,091,828)

INVESTING ACTIVITIES
Sale (purchase) of marketable securities ...................        2,009,632        (2,009,632)
Capital expenditures .......................................       (1,051,159)       (4,396,016)
                                                                 ------------      ------------
Net cash provided by (used in) investing activities ........          958,473        (6,405,648)

FINANCING ACTIVITIES
Increase in deferred finance and registration costs ........           (3,500)          (40,427)
Issuance of notes payable ..................................             --           2,675,000
Payment of notes payable ...................................             --          (3,061,500)
Issuance of long-term debt .................................            8,282         3,056,476
Decrease (increase) in restricted assets ...................          472,005          (347,408)
Principal payments on long-term debt .......................         (412,681)         (399,445)
Principal payments under capital lease obligations .........          (72,698)          (93,750)
Issuance of common stock ...................................               23        13,514,151
                                                                 ------------      ------------
Net cash (used in) provided by financing activities ........           (8,569)       15,303,097
                                                                 ------------      ------------

(Decrease) increase in cash and cash equivalents ...........       (4,214,372)        3,805,621
Cash and cash equivalents at beginning of period ...........        4,539,464           733,843
                                                                 ------------      ------------
Cash and cash equivalents at end of period .................     $    325,092      $  4,539,464
                                                                 ============      ============

                                     See accompanying notes.

                      Conversion Technologies International, Inc.
                                    and Subsidiaries


                   Consolidated Statements of Cash Flows (continued)


                                                              Year ended June 30,
                                                          ----------------------------
                                                             1997             1996
                                                         ------------     ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of amount capitalized .............   $ 1,320,882      $ 1,009,746
                                                         ===========      ===========


SUPPLEMENTAL DISCLOSURE OF NON CASH TRANSACTIONS
Surrender and cancellation of common stock ...........          --            (99,000)
Issuance of warrants in connection with bridge notes..          --             66,750



                                See accompanying notes.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                        Note to Consolidated Financial Statements

                                  June 30, 1997


1.   Organization

Conversion Technologies International, Inc. (the "Company") is engaged in the business of manufacturing, recycling and processing various substrates and advanced materials. These substrates and materials include (i) industrial abrasives which can be used for surface cleaning and surface preparation applications such as in cleaning steel structures, railcars, aircraft parts, and equipment in loose grain blasting operations; (ii) decorative particles that visually enhance structural materials such as plasters, tiles, grouts, wall systems and roofing and flooring; and (iii) performance aggregates which can be used as structural and textural enhancers, fillers and additives and to strengthen and add consistency to materials such as cements, plasters, grouts, roofing and flooring and glass and ceramic materials. The Company is also engaged in the business of recycling cathode ray tube ("CRT") glass produced in the manufacture of televisions for resale to such manufacturers and others. Although substantially all of the Company's revenues to date have been derived from its CRT recycling operations, the Company intends to focus its efforts on its substrates and advanced materials products. The Company's revenue streams are a combination of waste conversion fees and manufactured product sales.

On November 9, 1995, the Board of Directors approved an approximate 0.1218-for-one reverse split of its common stock. The accompanying consolidated financial statements have been retroactively restated to reflect this reverse stock split.

On May 16, 1996 the Company completed its initial public offering ("IPO"). The funds generated by this offering became available at the closing on May 21, 1996, and included the proceeds from 3,067,000 shares of common stock sold at $4.40 per share, 3,067,000 Class A Warrants sold at $0.05 each and 3,067,000 Class B Warrants sold at $0.05 each. On June 7, 1996 the Company closed on the underwriter's over-allotment option for sales of 460,050 of each of the foregoing securities at identical pricing. (See Note 7).

In November 1996, the Company entered into an Agreement and Plan of Reorganization with Octagon, Inc. ("Octagon") pursuant to which a wholly-owned subsidiary of the Company would be merged with and into Octagon (the "Merger"), whereby, Octagon would become a wholly-owned subsidiary of the Company. On June 30, 1997, the Company and Octagon mutually terminated the Merger. Pursuant to the terms of a Termination Agreement, the Company agreed to forgive remaining bridge loans, including interest, in the approximate amount of $630,000 it made to Octagon in fiscal 1997 in payment for certain services provided by Octagon to the Company prior to the termination of the Merger and Octagon agreed to provide certain services

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                        Note to Consolidated Financial Statements

                                  June 30, 1997


1.   Organization (continued)

to the Company. This amount is included in Selling, General and Administrative expenses in the Consolidated Statement of Operations.

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company has had limited revenue and has incurred significant losses which has resulted in a working capital deficiency and a stockholders' deficiency. In view of the foregoing, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the realization of assets and liquidation of liabilities that might be necessary should the Company be unable to continue as a going concern.

In late fiscal 1997 and early fiscal 1998 the Company engaged new management. The Company's new management team has initiated a plan to reverse the history of limited revenues and continued losses through a series of deliberate actions based upon the following five elements. Long term debt has been renegotiated to reduce interest expense (see Note 9). Raw material costs are being cut through the use of third party tollers and the application of lower cost alternative substrates. Revenues from colored substrates are anticipated to increase as the Company's decorative particle production facility in St. Augustine, Florida becomes fully operational. Investments in product development have been
curtailed  and   investments   in  sales  and   marketing   will  be  increased.
Manufacturing and operating overheads have been reduced. Although management believes the foregoing course of action would allow the Company to continue as a going concern for the next year, there are no assurances that management will be successful in implementing the plans and eliminating the substantial doubt as to its ability to continue as a going concern.

2.   Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Conversion Technologies International, Inc. and its wholly-owned subsidiaries, Dunkirk International Glass and Ceramics Corporation and Advanced Particle Technologies, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company derives most of its revenue from a combination of fees charged to accept waste materials and from the sale of its products. Revenue recognition of the fees charged to accept the waste material is deferred until the material is placed through the conversion process. Revenue is recognized for the sale of products upon shipment to customers.

For the year ended June 30, 1997, 61.2% of the Company's revenue was derived from two major customers. Revenue generated from each of these customers amounted to $621,830 and $252,686 which represents 43.5% and 17.7% of total revenue, respectively. For the year ended June 30, 1996, 87.6% of the Company's revenue was derived from three major customers. Revenue generated from each of these customers amounted to $1,395,568, $677,648 and $273,709 which represents 52.1%, 25.3% and 10.2% of total revenue, respectively. The Company's customer who generated the 17.7% and 25.3% of the total revenue for fiscal 1997 and 1996, respectively, ceased shipping CRT glass and purchasing recycled CRT glass from the Company in March 1997.

Reserve for Disposal

Dunkirk began accepting waste materials (primarily CRT glass) in early 1994. Upon accepting the waste materials, Dunkirk established a reserve for the potential disposal costs for the waste materials accepted, in the event that the conversion processes being developed were not successful. From July 1, 1995 to June 30, 1996, the Company reduced the reserve by approximately $623,000, and from July 1, 1996 to June 30, 1997 the Company further reduced the reserve by approximately $24,000. The decreases in the reserve, which substantially resulted from changes in the volume of inventory, have been credited against operations. The Company intends to adjust the reserve when the conversion processes prove commercially successful.

Inventories

Inventories are valued at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

Inventories consisted of the following:

                                June 30,
                       ------------------------
                         1997            1996
                         ----            ----

Raw materials .......  $ 61,949        $ 79,237
Work-in-process......   111,961         135,536
Finished goods.......   347,150         122,963
                       --------        --------
                       $521,060        $337,736
                       ========        ========

Property, Plant and Equipment

Property, plant and equipment is stated at cost. The Company capitalized interest costs of $439,932 in the year ended June 30, 1996 with respect to the construction of certain long-term assets. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets. Amortization on assets under capital leases is provided on a straight-line basis over the lesser of the useful lives of the related assets or the terms of the leases.

During fiscal 1997, the Company experienced reduced levels of revenue and increased costs. Also in fiscal 1997, the Company shut down its melter and certain related equipment which it does not intend to use in the foreseeable future, and accordingly, the Company has adjusted these asset values to their estimated fair value which was determined to be zero as it is estimated that the cost to disassemble, transport and reassemble the melter and peripheral equipment would approximate any remaining fair value of those assets. As a result, the Company has taken a charge in the fourth quarter pursuant to SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in the amount of $5,711,567.

Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities

The Company considers all marketable securities to be available for sale. These securities were carried at cost which approximated fair value at June 30, 1996.

Deferred Financing Costs

Deferred costs include costs related to obtaining debt financing, and are being amortized under the interest method of accounting. (See Note 9).

Income Taxes

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Process Development Costs

Process development costs represent research and development associated with the Company's CRT glass processing and ALUMAGLASS(TM) product lines (technologies) in fiscal 1996. No such costs were incurred in fiscal 1997.

Investment Tax Credit

The Company received a gross cash refund of $566,547 related to a New York State investment tax credit in June 1997. However, the Company has recorded a $235,000 reserve against this amount as the Company may be required to refund such amount pursuant to a recapture provision. The net amount of $331,547 is included in "Other Income."

Extraordinary Item

The consolidated statement of operations for the fiscal year ended June 30, 1996 includes an extraordinary charge of $442,000, representing the costs of obtaining bridge financing in the form of Bridge Notes totaling $2,225,000 which were repaid out of the proceeds of the Company's IPO (see Note 4).

Net Loss Per Common Share

The net loss per common share is based on the net loss for the year, divided by the weighted average number of common shares outstanding during the year (excluding the common shares that were deposited into escrow in connection with the Company's initial public offering-see Note 7). Common Stock equivalents such as stock options and warrants are not included as their effect is anti-dilutive. However, immediately prior to the closing of the Company's initial public offering, the Company's Series A Preferred Stock was converted into 1,023,054 shares of common stock (see Note 7). The weighted average number of these converted shares, at June 30, 1997 and 1996 were 1,023,054, and they have been included in the related net loss per common share calculation. Therefore, the weighted average number of common shares outstanding at June 30, 1997 and 1996 were 4,773,311 and 1,559,908, respectively.

Employee Stock Option Plan

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pending Accounting Pronouncements

SFAS No. 128 "Earnings Per Share," SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosure about segments of an Enterprise and Related Information" are not effective for the Company until December 31, 1997, June 30, 1999 and June 30, 1999, respectively. Management believes these standards will not have a material impact on the Company.

                                                                        June 30,
                                                               ------------------------
                                                                   1997         1996
                                                               -----------   ----------

Dunkirk--Chautauqua     Region    Industrial   Development
  Corporation (CRIDA) mortgage note  (collateralized by a
  mortgage on real  property  having a carrying  value of
  approximately  $1,510,100  at June 30, 1997) payable in
  monthly  installments of $4,285 including interest at a
  variable rate (6% at June 30, 1997) through  October 1,
  2004.                                                        $   304,432   $   336,529

Dunkirk--Term loans with a  bank  payable  in 84  monthly
  installments   of  $40,944   including   principal  and
  interest  at the prime  rate  (8.50% at June 30,  1997)
  through December 27, 2001.  Collateral for this loan is
  a first purchase money lien on the Company's  machinery
  and  equipment,  and  repayment  is  guaranteed  by the
  former  Dunkirk  president  and the New York  State Job
  Development Authority (JDA). (See Note 9).                      1,887,871    2,192,379

Dunkirk--Subordinated mortgage note (collateralized  by a
  mortgage on real  property  having a carrying  value of
  approximately  $1,510,100  at June 30, 1997) payable in
  monthly  installments of $4,956  including  interest at
  10%  through   January  21,   2004.                               288,516      317,517

Dunkirk--Chautauqua   County   Industrial   Development
  Agency  (CCIDA)  subordinated  note  payable in monthly
  payments  of $1,485  including  interest  at 7% through
  June 1, 1999.  The note  contains  various  restrictive
  covenants,   is  guaranteed   by  the  former   Dunkirk
  president  and  is  collateralized  by  a  subordinated
  security  interest in certain  machinery  and equipment
  having a carrying value of approximately $5,163,200.              33,170       49,295




                                      F-14


                   CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1997


3.  Debt (continued)
    ----------------

                                                                        June 30,
                                                               ------------------------
                                                                   1997         1996
                                                               -----------   ----------

Dunkirk--Southern Tier Enterprise Development Organization
  (STEDO)  subordinated  note  payable in monthly payments
  of $1,169  including  interest  at 8%  through   July 1,
  2002. The note contains various  restrictive  covenants,
  is  guaranteed by the former  Dunkirk  president and  is
  collateralized  by a subordinated  security  interest in
  certain   equipment   having   a   carrying   value   of
  approximately $5,163,200.                                         48,727       59,974

Dunkirk--New  York Job Development  Authority  (Al  Tech)
  subordinated note payable in monthly payments of $1,887
  including interest at 5% through September 1, 1999. The
  note  contains  various   restrictive   covenants,   is
  guaranteed  by  the  former  Dunkirk  president  and is
  collateralized  by a subordinated  security interest in
  certain   equipment   having   a   carrying   value  of
  approximately $5,163,200.                                         48,096       67,799

Dunkirk--Chautauqua County Industrial Development  Agency
  solid  waste   disposal   facility   bonds  payable  in
  quarterly  payments of interest only through  September
  1, 1998 at a rate of 11.5% subject to  adjustment  upon
  the achievement of stated debt service  coverage ratio.
  Beginning   December  1,  1998  and  annually   through
  December 1, 2010 principal payments which increase from
  $325,000  to  $1,025,000   are  payable  with  interest
  continuing  to be paid  quarterly.  The  bond  security
  agreement contains various restrictive covenants and is
  collateralized  by a security interest in the equipment
  acquired with the proceeds (see Notes 5 and 9).                8,000,000    8,000,000




                                      F-15


                   CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1997


3.  Debt (continued)
    ----------------

                                                                        June 30,
                                                               ------------------------
                                                                   1997         1996
                                                               -----------   ----------

Dunkirk--Subordinated unsecured debt from various electronic
   companies;    OI-NEG  TV  Products,  Inc.   (Techneglas),
   Thomson    Consumer   Electronics,   Sanyo  Manufacturing
   Corp.,  Toshiba  Display Devices and  Hitachi  Electronic
   Devices  (USA),   begin   with   quarterly   payments  of
   interest  only at  prime   plus  2%  (10.50%  at June 30,
   1997) through a  range of dates  ending  January 1, 1999.
   Beginning  between  March 31, 1998  and April 1, 1999 and
   going   through  a  range  of   dates   with  the   final
   subordinate debt issue ending  January  1, 2004 quarterly
   installments  of principal  plus  interest  at prime plus
   2% are   payable.  The  first   five  quarterly  interest
   payments  for  a portion of  the debt has been  converted
   by  the  Company   into   subordinated   notes   ($43,789
   converted  at  June  30,  1997)   payable   in  quarterly
   payments of interest  only at 8%  for  nineteen  quarters
   and  the  principal  amount  plus  interest   being   due
   between April 1, 1999 through April 1, 2000.                    703,789      695,507
                                                               -----------  -----------
Total Debt                                                      11,314,601   11,719,000

Less current maturities                                            530,258      437,285
                                                               -----------  -----------
                                                               $10,784,343  $11,281,715
                                                               ===========  ===========

The Company has agreed to indemnify and hold harmless the former Dunkirk president with respect to guarantees made by him for obligations of Dunkirk. In addition, the Company has agreed to use its reasonable efforts to cause the release of such guarantees.

Maturities  on  long-term  debt for the next five years are as follows (see Note
9):

                     June 30,
                       1998         $   530,258
                       1999           1,044,448
                       2000           1,107,982
                       2001             990,836
                       2002             865,939
                     Thereafter       6,775,138
                                    ------------
                                    $ 11,314,601
                                    ============

The carrying amounts and fair values of long-term borrowings consisted of the following at June 30, 1997:

                                       Carrying Amount     Fair Value
                                       ---------------    ----------

5% subordinated note ..............    $    48,096       $    45,206
6% mortgage note ..................        304,432           262,189
7% subordinated note ..............         33,170            32,023
8% subordinated note ..............         48,727            46,420
8.50% secured bank loan ...........      1,887,871         1,887,871
10% subordinated mortgage note ....        288,516           284,256
Variable rate debt ................        703,789           703,789
11.5% solid waste disposal bonds ..      8,000,000         8,000,000
                                       -----------       -----------
     Total Long-Term Borrowings ...    $11,314,601       $11,261,754
                                        ==========        ==========

The fair values of fixed long-term borrowings were calculated as the present value of future cash flows discounted at the Company's estimated current borrowing rate of the respective issues ranging from prime plus 2% to prime plus 3% (See Note 9).

4.  Notes Payable

During the period commencing September 1995 and ending November 1995, the Company issued $700,000 of 6% convertible promissory notes, in anticipation of additional equity financing, of which $50,000 was paid during fiscal 1996 (see below).

During the period commencing December 7, 1995 and ending December 15, 1995, the Company obtained additional bridge financing ("bridge loan") in the principal amount of $2,225,000, (recorded, net of the value assigned to the attached warrants, at $2,158,250) which includes the conversion of $650,000 of the $700,000 convertible promissory notes discussed above. The bridge loan was issued through a private placement arranged by the underwriter of the Company's IPO. This bridge loan was comprised of bridge units, each consisting of a bridge note in the principal amount of $50,000 bearing interest at the rate of 10% per annum, and warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $4.00 per share commencing one year from the date of issuance and expiring three years after the initial closing date of the bridge loan offering.

In March 1996, the Company issued $200,000 of promissory notes, due upon the earlier of the closing of the IPO and six months from the date issued, to certain directors, officers and security holders which bore interest at 10% per annum. In May 1996, the Company issued an additional $200,000 of promissory notes to a securityholder with identical terms to the notes issued in March 1996.

All of the outstanding bridge notes and promissory notes were repaid at the closing of the IPO from the proceeds thereof. Concurrent with the closing of the offering, the common stock warrants issued to the bridge note holders were converted into an equivalent number (1,112,500) of Class A warrants, each of which entitles the holder to purchase, at an exercise price of $5.85, subject to adjustment, one share of common stock and one Class B warrant. Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price, subject to adjustment, of $7.80 (see Note 7).

During fiscal 1996 Dunkirk repaid a $262,500 balance plus accrued interest to close a $300,000 line of credit arrangement with a bank. In June, 1996 Dunkirk repaid a $124,000 demand note plus accrued interest payable to a bank.

5.   Restricted Assets

Dunkirk has $158 and $72,859 of project funds available at June 30, 1997 and June 30, 1996, respectively, for the acquisition of qualified machinery and equipment from the unexpended balance on the sale of the solid waste disposal facility bonds. In addition, a debt service reserve fund equivalent to 10% of the bonds plus interest is required to be deposited in escrow ($419,963 at June 30, 1997 and $840,442 at June 30, 1996), and may be released under certain conditions (see Note 9).

Dunkirk also has a debt service reserve fund of $449,190 at June 30, 1997 and $428,015 at June 30, 1996, including interest, deposited in escrow as required by the JDA for payment of the final installments due on the related debt (see
Note 9).

6.   Commitments and Contingencies

The Company is a party to litigation commenced by the Company in the Supreme Court of New York, County of Chautauqua, against a general contractor hired to construct the improved abrasives finishing area, which was a part of the Company's capital expansion program. The contractor commenced work in April 1995, but was asked to stop work in November 1995 following significant cost overruns, problems and delays in construction and disputes with the

Company over the scope of the work to be performed by the contractor. The Company has served the contractor with its complaint, alleging, among other things, breach of contract, fraud and defamation, and seeks damages in excess of $1,000,000. The contractor has served an answer with affirmative defenses and counterclaims against the Company for breach of contract. The aggregate amount of the claims by the contractor against the Company is $483,000 plus interest.

The Company does not believe that there will be a material adverse outcome in the foregoing dispute.

The Company has entered into capital leases for machinery and equipment that may be purchased on expiration of the leases on various dates through 2000. The net asset value of property under capitalized leases, included in property, plant and equipment, is as follows:

                                                  June 30,
                                         ------------------------
                                           1997            1996
                                           ----            ----

Machinery and equipment ............     $353,686        $354,352
Less accumulated amortization.......      289,382         217,375
                                         --------        --------
                                         $ 64,304        $136,977
                                         ========        ========

Lease amortization of $72,637 and $101,531 for the years ended June 30, 1997 and 1996, respectively, is included in cost of goods sold.

Future minimum lease payments together with the present value of the net minimum lease payments for capitalized leases as of June 30, 1997 is as follows:

                                                   Capitalized     Operating
                                                     Leases          Leases
                                                   -----------     ---------
June 30,
    1998.........................................   $41,486         $75,780
    1999.........................................    27,179          75,780
    2000.........................................    22,854          50,520
    2001.........................................      --              --
    2002.........................................      --              --
                                                    --------       --------
    Total net minimum lease payments.............    91,519        $202,080
                                                                   ========
    Less amount representing interest............    16,610
                                                    -------
    Present value of net minimum lease payments..   $74,909
                                                    =======

Total rent expense of the Company for the periods ended June 30, 1997 and 1996 was $73,674 and $99,530, respectively.

7.   Capital Stock

On May 16, 1996, the Company completed an initial public offering of the Company's common stock, Class A warrants and Class B warrants. Concurrent with the closing of the IPO, the Company's Preferred Stock ($.001 par value, authorized 15,000,000 shares) was converted into 1,023,054 shares of common stock as a result of the restatement of the Company's Certificate of
Incorporation which adjusted the Preferred Stock conversion ratio due to anti-dilution provisions. In addition, preferred stock warrants became exercisable for common stock (adjusted for a 0.1218-for-one reverse common stock split-see Note 1) and the number of common shares into which certain common stock warrants and all preferred stock warrants are convertible increased by a factor of approximately 2.84 upon the effective date of the IPO due to the fact that those warrants had protection against the dilutive effect of the valuation placed on the Company upon the IPO. Also, upon the effective date of the IPO, the Company adjusted the exercise price of all the options and warrants outstanding prior to the IPO to $4.40 with some warrants having an exercise price equal to $4.40 plus a premium in certain circumstances. All amounts disclosed related to options and warrants have been restated to reflect the adjusted exercise prices.

In connection with the IPO, 740,559 shares of the Company's common stock and options to purchase 71,923 shares of Common Stock (the "Escrow Securities") were deposited into escrow by the holders thereof. The Escrow Securities will only be released from escrow when the Company attains certain earnings levels or the market price of the Company's common stock achieves certain levels. These Escrow Securities are subject to cancellation if such conditions are not achieved. In the event that the Escrow Securities are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, compensation expense will be recorded for financial reporting purposes. This non-cash charge to earnings will be equal to the fair value of such securities on the date of their release.

The Company has issued the following common stock purchase warrants, all of which expire between the fifth and seventh anniversary of the date of grant:

                                                             Number of         Exercise
                                                              Shares            Price
                                                             ---------         --------

Outstanding at July 1, 1995 ...........................        316,771       4.77-5.28
   Granted July 21, 1995 through December 15, 1995 ....      1,114,933       4.00-4.40
   Canceled ...........................................     (1,112,500)           4.00
                                                            ----------
Outstanding at June 30, 1996 ..........................        319,204       4.40-5.28
   Granted July 1, 1996 through June 30, 1997 .........           --              --
   Canceled July 1, 1996 through June 30, 1997 ........           --              --
                                                            ----------
Outstanding at June 30, 1997 ..........................        319,204       4.40-5.28
                                                            ==========

In conjunction with its initial public offering, the Company has issued the following Class A and Class B warrants, all of which expire on the fifth anniversary of the date issued:

                                                  Class A                    Class B
                                           ----------------------     ----------------------
                                           Number of     Exercise     Number of     Exercise
                                            Shares        Price        Shares         Price
                                           ---------     --------     ---------     --------

Outstanding at July 1, 1995 ............       --            --          --             --
  Issued May 16, 1996 and June 7, 1996..   4,639,550     $ 5.85       3,527,050     $ 7.80
                                           ---------                  ---------
Outstanding at June 30, 1997 and 1996...   4,639,550                  3,527,050
                                           =========                  =========

The Company maintains an Employee Stock Option Plan (the "Employee Plan") and a Non-Employee Director Stock Option Plan (the "Non-Employee Plan"). Stock options may be granted at the discretion of the Board of Directors. The Company has reserved 440,000 and 70,400 shares of its common stock for issuance upon the exercise of options granted under the Employee and Non-Employee Plans, respectively. The Non-Employee Plan options are exercisable in full one year after the date of grant and expire ten years from the date of grant. The Employee Plan options primarily vest one-third on each of the first three anniversaries of the date of grant and expire on the seventh anniversary of the date of grant. The Company grants stock options at exercise prices equal to or greater than the fair market value of the Company's common stock on the date of grant.

On April 21, 1996, the Company granted, effective as of the effective date of the IPO, non-qualified options to purchase 50,000 shares of its common stock at an exercise price of $4.40 per share to an executive officer and director. These options are not part of the Employee Plan and Non-Employee Plan, and were canceled in June of 1997 with the resignation of the executive officer and director.

The following table summarizes the activity in options under the Employee and Non-Employee Plans, plus options granted on a non-qualified basis:

                                                Weighted
                                                Average
                                    Number      Exercise
                                  of Shares      Price
                                  ---------     --------

EMPLOYEE PLAN OPTIONS
Outstanding at July 1, 1995...     38,083         4.40
   Granted ...................     38,424         4.40
   Canceled and expired ......     (6,884)        4.40
                                  -------
Outstanding at June 30, 1996..     69,623         4.40
   Granted ...................    148,000         4.40
   Canceled ..................    (48,543)        4.40
                                  -------
Outstanding at June 30, 1997..    169,080         4.40
                                  =======

NON-EMPLOYEE PLAN OPTIONS
Outstanding at July 1, 1995         6,266         4.40
   Granted ...................      1,217         4.40
                                  -------
Outstanding at June 30, 1996        7,483         4.40
   Granted ...................     50,847         3.16
                                  -------
Outstanding at June 30, 1997..     58,330         3.32
                                  =======

                                    Options Outstanding                    Options Exercisable
                                      at June 30, 1997                       At June 30, 1997
                               -----------------------------------    ----------------------------
                                                  Weighted Average
                 Number of     Weighted Average   Contractual Life    Number of   Weighted Average
Range             Shares       Exercise Price         (Years)           Shares      Exercise Price
                 ---------     ----------------   ----------------    ---------   ----------------

$3.125             50,000           $3.13             10.00
$4.40-$5.00       177,410            4.40              6.39             75,557        $4.40
                  -------                                               ------
TOTAL             227,410           $4.12              7.18             75,557        $4.40
                  =======                                               ======

Of the total options outstanding under the plans, 75,557 and 24,081 were exercisable at June 30, 1997 and 1996, respectively.

At June 30, 1997, the Company has reserved 510,400 shares of Common Stock for the exercise of options.

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had been accounting for its employee and non-employee director stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model for 1997 and the Minimum Value Method for 1996 prior to becoming a public company in May 1996, with the following assumptions for 1997 and 1996, respectively: weighted-average risk-free interest rate of 6.0% for both years; volatility factors of the expected market price of the Company's common stock of .778 for fiscal 1997 and a weighted average expected life of the options of 7.36 for fiscal 1997 and 6.08 for fiscal 1996.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and non-employee director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and non-employee director options.

For purposes of pro forma disclosures, the estimated fair value of the options granted in 1997 and 1996 is amortized to expense over the options' vesting period. The weighted-average grant date fair value of options granted during fiscal years 1997 and 1996 were $2.79 and $1.30, respectively. The Company's pro forma information follows:

                                             1997               1996
                                             ----               ----

Pro Forma net loss.....................  $(13,127,518)      $(4,576,091)
Pro Forma loss per common share........  $(2.75)            $(2.93)

The pro forma disclosures presented above for fiscal year 1996 reflect compensation expense only for options granted in fiscal 1996 and for fiscal 1997 only for options granted in fiscal years 1996 and 1997. These amounts may not necessarily be indicative of the pro forma effect of SFAS No. 123 for future periods in which options may be granted.

Effective as of August 26, 1996 ("Effective Date"), the Company approved and adopted the 1996 Long-Term Employee Incentive Plan (the "Plan"). Under the Plan, payment of awards may be in cash or the common stock of the Company or a combination of both, at the option of the Company. The maximum number of shares of the Company's common stock available for awards under the Plan is 800,000, subject to adjustments as provided in the Plan. The Plan will terminate without further action of the board of directors on the tenth anniversary of the Effective Date. In October 1996, the Company issued a total of 90,000 shares (at par value and, accordingly, compensation expense is being recognized) to two former officers of the Company under the Plan which shares vest January 1, 1998. Effective in July 1997, the Company issued a total of 600,000 options to two officers of the Company which vest 20% at date of grant and 20% for each of the next four years.

8.   Income Taxes

There was no income tax expense/benefit for the Company for the years ended June 30, 1997 and 1996.

Following is a reconciliation of income tax expense (credit) to the amount based on the U.S. statutory rate of 34% for the years ended June 30, 1997 and 1996:


                                                     For the year ended June 30,
                                                     ---------------------------
                                                        1997              1996
                                                     -----------      -----------

Income tax benefit based on U.S. statutory rate...   $(4,370,758)     $(1,548,003)
Current year addition to the (federal) valuation
  allowance ......................................     4,370,758        1,548,003
                                                     -----------      -----------
                                                     $      --        $     --
                                                     ===========      ===========

The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       June 30,
                                             ---------------------------
                                                 1997            1996
                                             -----------     -----------
Deferred tax assets:
  Deferred revenue .....................     $   196,778     $   223,163
  Reserve for disposal .................         285,240         294,800
  Start-up costs .......................          57,334          86,000
  Fixed assets .........................       1,422,000
  Tax loss carryforward ................       8,228,700       4,584,808
                                             -----------     -----------
Total deferred tax assets ..............      10,190,052       5,188,771

Valuation allowances (federal & state)..      10,190,052       5,188,771
                                             -----------     -----------
Net deferred tax assets ................     $      --       $      --
                                             ===========     ===========

The above net deferred tax assets have been reserved because it is not more likely than not that they would be recognized.

At June 30, 1997, the Company has approximately $20.6 million of net operating loss carryforwards, which expire between 2006 and 2012. The Tax Reform Act of 1986 enacted a complex set of rules (Section 382) limiting the potential utilization of net operating loss carryforwards in periods following a corporate "ownership change". In general, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% shareholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three year testing period. Although a comprehensive evaluation has not yet been performed, it is likely that due to prior shifts in ownership (the Dunkirk merger and the completion of the IPO) and anticipated shifts in ownership (See
Note 9), the Company's ability to utilize its net operating loss carryforwards could be severely limited.

9.   Subsequent Events

In September 1997 the beneficial holders of Dunkirk's $8,000,000 Chautauqua County Industrial Development Agency Solid Waste Disposal Facility Bonds (the "IDA Bonds") retired the IDA Bonds in exchange for receipt of a cash payment of $1,620,000 and the remaining balance of a related debt service reserve fund which has been reduced for interest payments made to the beneficial holders during fiscal 1997 through September 1, 1997. The cash payment was made utilizing proceeds from the private placement discussed below. This retirement will result in a net pretax gain to the Company of approximately $6,190,000 which will be recorded in the first quarter of fiscal 1998. The Company will also write-off approximately $330,000 of deferred financing costs relating to such debt. If Dunkirk is deemed to be solvent immediately prior to the time of such repayment, the Company will recognize taxable income for the debt forgiveness in its tax year ending June 30, 1998. The amount of such income may be offset by net operating loss carryforwards ("NOLs"), subject to the possible limitations discussed in Note 8. Even if sufficient NOLs were available to offset such taxable income after the limitations described below, the Company may still be subject to alternative minimum tax. To the extent that Dunkirk is deemed to be insolvent immediately prior to such repayment by an amount which equals or exceeds the amount of debt forgiveness, the Company will not recognize taxable income from such repayment; however, certain of Dunkirk's tax attributes (such as NOLs) would be subject to reduction and would not be available to offset future income from operations, if any. For this purpose, the amount of insolvency is defined to be the excess of Dunkirk's liabilities over the fair value of its assets. An independent appraisal of the fair value of Dunkirk's assets has not been completed at this time to determine Dunkirk's solvency.

The New York State Job Development Authority (JDA) issued its guaranties (the "Guaranties)") in favor of Key Bank of New York ("Key Bank") with respect to two promissory notes (the "term loans") issued by Dunkirk and payable to the order of Key Bank. The JDA has agreed to exercise its option under the Guaranties to make the payments required under the term loans directly to Key Bank, provided that Key Bank applies the amount currently held in the Company's related debt service reserve fund to reduce the principal amount of the term loans. Upon the assignment of the term loans and related loan documents to the JDA, the JDA has also agreed to defer monthly payments of principal and interest due from Dunkirk under each term loan through January 1998 until the maturity date of such loans. Interest will continue to accrue on the principal amount and interest so deferred will be payable at maturity.

In July and August 1997, the Company borrowed an aggregate of $500,000 (the "1997 Bridge Loan") for general working capital purposes. In connection with the 1997 Bridge Loan, the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price equal to $1 5/16. The 1997 Bridge Loan was repaid in full plus accrued interest at 12% per annum on September 8, 1997 from proceeds from the private placement discussed below.

The Company has entered into a placement agency agreement for a private placement of the Company's preferred stock. The private placement consists of a minimum of 300,000 and a maximum of 500,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") with an option for the Placement Agent to sell up to an additional 300,000 shares to cover over-allotments, if any, (the Preferred Stock is to be sold in units of 10,000) with a par value of $.001 per share and a stated value of $10 per share. Each share of Preferred Stock is initially convertible into eight shares of common stock at a conversion price of $1.25 per share, subject to



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9.   Subsequent Events (continued)

adjustment based on the lesser of $1.25 and the prevailing average market price of the common stock immediately preceding any subsequent closing, if any. Commencing 12 months from the final closing of the private placement, the holders of the Preferred Stock are entitled to receive dividends payable in cash or, at the option of the Company, in additional shares of Preferred Stock at the rate of 10% per annum. The Placement Agent is entitled to receive a cash commission of 9% and a non-accountable expense allowance of 4% of the total proceeds. The Placement Agent is also entitled to receive warrants to purchase shares of the Company's Preferred Stock equal to 10% of the total shares issued at an exercise price equal to 110% of the offering price of such shares. Through September 18, 1997, 414,500 shares of Preferred Stock had been sold, with net proceeds (after deducting the placement agent commissions and expenses - see above) to the Company of $3,606,150.

In August 1997, The Company's Board of Directors authorized an increase of the authorized number of the Company's common shares of up to a maximum of 60 million. This is subject to ratification of the Company's stockholders.